                                                                    EXHIBIT 99.1

10-K AMENDED ITEMS FOR PERIOD ENDING DECEMBER 31, 2002

ITEM 6. SELECTED FINANCIAL DATA

     The results of our continuing operations for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 include the results of certain railroads from the dates they were acquired as follows: StatesRail, effective January 4, 2002; ParkSierra, effective January 8, 2002; RailTex, effective February 1, 2000; RaiLink, effective August 1, 1999; and Toledo, Peoria & Western Railway, effective September 1, 1999. The income statement data for the years ended December 31, 2002, 2001 and 2000 and the balance sheet data at December 31, 2002 and 2001 are derived from, and are qualified by reference to, audited financial statements included elsewhere in this report and should be read in conjunction with those financial statements and the notes thereto. The income statement data set forth below for the periods ended December 31, 1999 and 1998 and the balance sheet data as of December 31, 2000, 1999 and 1998 are derived from our financial statements not included. Freight Australia and Ferronor have been presented as discontinued operations and thus have been excluded from the income statement data and freight carloads within the operating data.

                                                                                AS OF AND FOR THE
                                                                             YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------------------------------------
(in thousands, except operating and per share data)      2002           2001           2000           1999           1998
                                                     ------------   ------------   ------------   ------------   ------------
INCOME STATEMENT DATA
   Operating revenue                                 $    333,329   $    246,116   $    232,411   $     46,487   $     23,212
   Operating income                                        65,911         50,992         47,043          9,445          1,269
Income (loss) from continuing operations                    2,482          6,829         (5,361)        (3,912)        (1,467)
Basic earnings (loss) per common share from
   continuing operations                             $       0.08   $       0.30   $      (0.33)  $      (0.45)  $      (0.15)
Diluted earnings (loss) per common share from
   continuing operations                             $       0.08   $       0.29   $      (0.33)  $      (0.45)  $      (0.15)
Weighted average common shares - Basic                     32,047         21,510         18,040         11,090          9,553
Weighted average common shares - Diluted                   32,620         22,706         18,040         11,090          9,553

BALANCE SHEET DATA
Total assets                                         $  1,106,553   $    891,168   $    839,703   $    443,929   $    130,964
Long-term obligations, including
   current maturities                                     387,321        301,687        358,856        162,827         66,327
Subordinated debt                                         141,331        144,988        141,411        122,449              -
Redeemable convertible preferred stock                          -              -          6,613          8,830              -
Stockholders' equity                                      278,903        220,959        123,434         69,467         34,760

OPERATING DATA
Freight carloads                                        1,113,925        891,318        839,451        167,927         49,519
Track mileage                                              12,800         11,000         11,000          8,400          2,400
Number of full time employees                               2,676          2,180          2,230          1,707            652

FACTORS AFFECTING OUR OPERATING RESULTS, BUSINESS PROSPECTS AND MARKET PRICE OF STOCK

     SUBSTANTIAL DEBT AND DEBT SERVICE. As of December 31, 2002, we had substantial indebtedness, and, as a result, we incur significant interest expense. The degree to which we are leveraged could have important consequences, including the following:

     - our ability to obtain additional financing in the future for capital expenditures, potential acquisitions, and other purposes may be limited or financing may not be available on terms favorable to us or at all;

     - a substantial portion of our cash flows from operations must be used to pay our interest expense and repay our debt, which would reduce the funds that would otherwise be available to us for our operations and future business opportunities; and

     - fluctuations in market interest rates will affect the cost of our borrowings to the extent not covered by interest rate hedge agreements because the interest under our credit facilities is payable at variable rates.

     A default could result in acceleration of our indebtedness. If this occurs, our business and financial condition may be materially adversely affected.

     While as of December 31, 2002, we had no borrowings under our revolving credit facility, this facility allows us to borrow a total of $100 million and we may borrow up to an additional $100 million of term debt in connection with acquisitions if we meet specified conditions.

     COVENANT RESTRICTIONS. Our credit facilities and the indenture governing our senior subordinated notes contain numerous covenants imposing restrictions on our ability to, among other things:

     -    incur more debt;

     - pay dividends, redeem or repurchase our stock or make other distributions;

     -    make acquisitions or investments;

     -    use assets as security in other transactions;

     -    enter into transactions with affiliates;

     -    merge or consolidate with others;

     -    dispose of assets or use asset sale proceeds;

     -    create liens on our assets; and

     -    extend credit.

     In addition, our credit facilities also contain financial covenants that require us to meet a number of financial ratios and tests. Our failure to comply with the obligations in our credit facilities and indenture could result in an event of default under the credit facilities or the indenture, which, if not cured or waived, could permit acceleration of the indebtedness or our other indebtedness, or result in the same consequences as a default in payment as described in the previous risk factor.

     FUEL COSTS. Fuel costs were approximately 6.9% of our historical revenues for the year ended December 31, 2002, 8.1% for the year ended December 31, 2001 and 8.7% for the year ended December 31, 2000. Fuel prices and supplies are influenced significantly by international political and economic circumstances. If a fuel supply shortage or unusual price volatility were to arise for any reason, higher fuel prices would materially affect our operating results. While we elected to hedge approximately 35% of our anticipated North American fuel needs for 2003, 65% of those needs remain unhedged.

     ACQUISITIONS AND INTEGRATION. We have acquired many railroads since we commenced operations in 1992 and intend to continue to maintain an acquisition program. Acquisitions result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. The process of integrating our acquired businesses may be disruptive to our business and may cause an interruption of, or a loss of momentum in, our business.

     If these disruptions and difficulties occur, they may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we currently expect to result from that integration and may cause material adverse short- and long-term effects on our operating results and financial condition.

     Financing for acquisitions may come from several sources, including cash on hand and proceeds from the incurrence of indebtedness or the issuance of additional common stock, preferred stock, convertible debt or other securities. The issuance of any additional securities could result in dilution to our stockholders.

     FOREIGN OPERATIONS. We have railroad operations in Australia, Chile and Canada. We may also consider acquisitions in other foreign countries. The risks of doing business in foreign countries include:

     -    adverse changes in the economy of those countries;

     -    exchange rate fluctuations;

     -    adverse effects of currency exchange controls;

     -    restrictions on the withdrawal of foreign investment and earnings;

     -    government policies against ownership of businesses by non-nationals;

     -    the potential instability of foreign governments; and

     - economic uncertainties including, among others, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, exportation and transportation tariffs, foreign exchange restrictions and changes in taxation structure.

     RELIANCE ON AUSTRALIAN AGRICULTURE. Factors that negatively affect the agricultural industry in the regions in which Freight Australia operates could have a material adverse effect on our results of operations and financial condition. These factors include drought or other weather conditions, export and domestic demand and total world supply, and fluctuations in agricultural prices. For the year ended December 31, 2001 approximately 45% of Freight Australia's revenues and for the year ended December 31, 2002 approximately 39% of Freight Australia's revenues were derived from the agricultural industry. Our 2002 results of operations were significantly adversely impacted by a severe drought in Australia. We expect the drought to continue to adversely affect our business in 2003. As a result, Freight Australia will continue to be affected by unfavorable conditions affecting the agricultural industry in areas served by Freight Australia.

     ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATION. Our railroad and real estate ownership are subject to extensive foreign, federal, state and local environmental laws and regulations. We could incur significant costs as a result of any allegations or findings to the effect that we have violated, or are strictly liable under these laws or regulations. We may be required to incur significant expenses to investigate and remediate environmental contamination. We are also subject to governmental regulation by a significant number of foreign, federal, state and local regulatory authorities with respect to our railroad operations and a variety of health, safety, labor, environmental, maintenance and other matters. Our failure to comply with applicable laws and regulations could have a material adverse effect on us.

     CONTINUING RELATIONSHIPS WITH CLASS I CARRIERS. The railroad industry in the United States and Canada is dominated by a small number of Class I carriers that have substantial market control and negotiating leverage. Almost all of the traffic on our North American railroads is interchanged with Class I carriers. Our ability to provide rail service to our customers in North America depends in large part upon our ability to maintain cooperative relationships with Class I carriers with respect to, among other matters, freight rates, car supply, reciprocal switching, interchange and trackage rights. Class I carriers are also sources of potential acquisition candidates as they continue to divest themselves of branch lines to smaller rail operators. Because we depend on Class I carriers for our North American operations, our business and financial results may be adversely affected if our relationships with those carriers were to deteriorate.

     RISKS OF OUR AUSTRALIAN OPERATIONS. In addition to the risks described above, our Australian operations are subject to the following risks and uncertainties:

     - The applicable legislative framework enables third party rail operators to gain access to the railway infrastructure on which we operate for access fees. Because of this regulatory framework, we may lose customers or be forced to reduce rates to compete with third party rail operators.

     - Our access agreement with V/Line Passenger in Australia contains penalty provisions if trains using the railway infrastructure are delayed, early or cancelled under a variety of circumstances resulting from our actions.

     - The director of public transport for the State of Victoria, Australia may terminate our long-term railway infrastructure lease in specified circumstances, including: (1) if we fail to maintain all necessary accreditations; (2) if we fail to maintain railway infrastructure; and
          (3) if we fail to maintain insurance.

     Our Australian subsidiary generates approximately 19% of its total revenues under a five-year arrangement with AWB, Limited, the sole exporter of Australian wheat. AWB, Limited may terminate the agreement under specified limited circumstances.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

     We are the world's largest short line and regional freight railroad operator. As of September 30, 2003, we own 50 railroads operating approximately 13,400 route miles in the United States, Canada, Chile, Argentina and Australia. In North America, we operate in 26 states, five Canadian provinces and the Northwest Territories.

     We are currently in various stages of discussions with several parties to sell our Australian railroad, Freight Australia. We have engaged investment advisors and expect a sale within the next year. Accordingly, Freight Australia's results of operations for the periods presented have been reclassified to discontinued operations.

     In June 2003, our newly formed wholly-owned subsidiary, San Luis & Rio Grande Railroad, completed the acquisition of a 154 mile branch line operation from Union Pacific for cash consideration of $7.2 million.

     In May 2003, our wholly-owned subsidiary, Alabama & Gulf Coast Railway, completed the acquisition of a 288 mile branch line, called the Mobile Line, from Burlington Northern and Santa Fe Railway for cash consideration of $15.1 million. The Mobile Line operation is contiguous to the existing Alabama and Gulf Coast Railway.

     In January 2003, we announced our intent to sell our 55% equity interest in Ferronor, our Chilean railroad operations. On January 16, 2004, we entered into an agreement to sell our equity interest in Ferronor for $18.1 million, consisting of $10.8 million of cash, a secured instrument for $5.7 million due June 2010 and a secured instrument from Ferronor for $1.7 million due February 2007, both bearing interest at LIBOR plus 3%. The sale is expected to close on or before February 5, 2004. Ferronor's results of operations have been presented in discontinued operations on our consolidated financial statements.

     Our North American rail group currently operates 47 railroads. Each of these railroads operates independently with their own customer base. While these railroads are spread out geographically and carry diverse commodities, bridge traffic accounted for 17%, coal accounted for 12%, and lumber and forest products accounted for 11% of our carloads in North America during 2002. As a percentage of revenues, which is impacted by several factors including the length of the haul, bridge traffic generated 8%, coal generated 8%, and lumber and forest products generated 17% of our North American freight revenues. Bridge traffic, which neither originates or terminates on our line, generally has a lower rate per carload.

     Freight Australia, our Australian regional railroad, has two primary sources of revenues. The first is freight revenues, which comprises 78% of Freight Australia's total revenues. Freight Australia hauls various commodities over its line including agricultural products, cement, gypsum, stone and logs. Agricultural products comprised approximately 39% of Freight Australia's total revenues in 2002. The level of revenues from agricultural products is highly dependent on the annual grain harvest in the State of Victoria. The grain harvest in the fourth quarter of 2002 was very poor due to the worst drought in many years in the grain regions served by Freight Australia. As a result, revenues from transporting grain were 21% lower in 2002 than in 2001. To partially offset this decrease in revenues and to reduce our dependence on grain business, Freight Australia has pursued and been awarded several new long-term contracts to move a variety of other commodity types. It is anticipated that these new contracts should add approximately $50 million of new revenues over the next three to five years. The second source of revenue is access fees paid to us by other passenger or freight operators for the right to operate over our railroad. These amounts accounted for 19% of Freight Australia's revenues in 2002.

     In addition to our railroad operations, we have historically generated gains through asset sales. Through our various North American railroads, we own 8,800 miles of track and 63,000 acres of land. We continually review our portfolio of railroads and look to sell entire railroads, portions of railroads or underutilized real estate where holding such assets does not meet our internal criteria. During 2002, we generated net gains of $9.2 million. These gains are included in operating income in our consolidated statements of income.

     In January 2002, we acquired all of the stock of StatesRail, which owned and operated eight railroads (including seven freight railroads and a tourist railroad in Hawaii) with 1,647 miles of track in eleven states. Total consideration for the acquisition was $90 million, consisting of $67 million in cash and $23 million in our common stock (1.7 million shares).

     Also, in January 2002, we acquired all of the stock of ParkSierra, which owned and operated three freight railroads with 703 miles of track in four western states. Total consideration for the acquisition was $48 million, consisting of $23 million in cash and $25 million in our common stock (1.8 million shares).

     In February 2000, we acquired RailTex, which owned and operated 25 railroads with over 4,100 miles of track in North America. Total consideration for the acquisition was $294 million, consisting of $128 million in cash, assumption of $105 million in debt and 6.6 million shares of our common stock valued at $61 million.

     In December 2000, we sold our specialty truck trailer manufacturing operations for $39 million. This segment is presented as a discontinued operation for each period presented.

CRITICAL ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

     The critical financial statement accounts that are subject to significant estimation are reserves for litigation, casualty and environmental matters, Australian long service leave, deferred income taxes and property, plant and equipment.

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies,"an accrual for a loss contingency is established if information available prior to the issuance of the financial statements indicates that it is probable that a liability has been incurred or an asset has been impaired. These estimates have been developed in consultation with outside counsel handling our defense in these matters and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. Subsequent changes to those estimates are reflected in our statement of operations in the period of the change.

     Freight Australia maintains a long service leave program for its employees. Under the program, an employee is entitled to paid leave of up to 13 weeks after they have performed 10 years of service. Key assumptions in estimating this liability are the discount rate, annual rate of increase in compensation levels, employee turnover and the number of years before employees use the accrued leave.

     Deferred taxes are recognized based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. If we are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we could be required to establish an additional valuation allowance against a portion of our deferred tax asset, resulting in an increase in our effective tax rate and an adverse impact on earnings.

     Property, plant and equipment comprised 82% of our total assets as of December 31, 2002. These assets are stated at cost, less accumulated depreciation. We use the group method of depreciation under which a single depreciation rate is applied to the gross investment in our track assets. Upon normal sale or retirement of track assets, cost less net salvage value is charged to accumulated depreciation and no gain or loss is recognized. Expenditures that increase asset values or extend useful lives are capitalized. Repair and maintenance expenditures are charged to operating expense when the work is performed. We periodically review the carrying value of our long-lived assets for impairment. This review is based upon our projections of anticipated future cash flows. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations.

     For a complete description of our accounting policies, see Note 1 to our consolidated financial statements.

RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes beginning on Page F-1.

     As we have reclassified our Australian and Chilean railroads to discontinued operations, our continuing operations results reflect primarily the operations of our North American railroads.

     On a consolidated basis, we recorded income from continuing operations and net income for 2002 of $2.5 million, or $0.08 per diluted share, and $2.2 million, or $0.07 per diluted share, respectively, compared with income from continuing operations and net income for 2001 of $6.8 million, or $0.31 per diluted share, and $17.0 million, or $0.71 per diluted share, respectively. Our operating revenues increased $87.2 million, or 35%, to $333.3 million in 2002 from $246.1 million in 2001. The acquisitions of ParkSierra and StatesRail contributed $90.3 million to operating revenues for the year. This increase was partially offset by a $3.1 million decrease from the disposal of Georgia Southwestern Railroad. Operating income increased $14.9 million, or 29%, to $65.9 million from $51.0 million in 2001 primarily due to the acquisitions of ParkSierra and StatesRail, which contributed $25.2 million to operating income, partially offset by $6.4 million of failed bid costs and restructuring charges and increased corporate expenses to support the ParkSierra and StatesRail operations. Interest expense, including amortization of deferred financing costs, decreased $6.1 million, or 15%, to $35.9 million for the year ended December 31, 2002 from $42.0 million in 2001 primarily due to a general decrease in interest rates and the refinancing of our senior debt in May 2002, which resulted in a lower interest rate to us. For the years ended December 31, 2002 and 2001, $4.6 and $4.9 million of interest expense was allocated to discontinued operations. In connection with our debt refinancing in May 2002, we recorded a charge to other income (expense) of $25.6 million for the write-off of our interest rate swaps, unamortized deferred loan costs and other refinancing related costs. Discontinued operations generated a loss of $0.3 million in 2002 compared to income of $10.2 million in 2001 primarily due to the drought in Australia which reduced the grain tonnage we transported to 3.7 million tons in 2002 compared to 5.0 million tons in 2001.

NORTH AMERICAN RAILROAD OPERATIONS

     Our historical results of operations for our North American railroads include the operations of our acquired railroads from the dates of acquisition as follows:

NAME OF RAILROAD                                        DATE OF ACQUISITION
RailTex properties (25 railroads)                       February 2000
StatesRail (8 railroads)                                January 2002
ParkSierra (3 railroads)                                January 2002

     We disposed of certain railroads as follows:

NAME OF RAILROAD                                        DATE OF DISPOSITION
Minnesota Northern Railroad                             August 2000
St. Croix Valley Railroad                               August 2000
South Central Tennessee Railroad                        December 2000
Pittsburgh Industrial Railroad                          December 2000
Ontario L'Orignal Railway                               December 2000
Dakota Rail, Inc.                                       December 2001
Georgia Southwestern Railroad                           March 2002
Texas New Mexico Railroad                               May 2002

     As a result, the results of operations for the years ended December 31, 2002, 2001 and 2000 are not comparable in various material respects and are not indicative of the results which would have occurred had the acquisitions or dispositions been completed at the beginning of the periods presented.

     COMPARISON OF NORTH AMERICAN RAILROAD OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

     The following table sets forth the operating revenues and expenses (in thousands) for our North American railroad operations for the periods indicated.

                                                For the year ended       For the year ended
                                                 December 31, 2002        December 31, 2001
                                                -------------------      -------------------
Total operating revenue                         $  332,992   100.0%      $  245,426   100.0%
                                                ----------   -----       ----------   -----
Operating expenses:
    Maintenance of way                              34,590    10.5%          23,477     9.5%
    Maintenance of equipment                        30,094     9.0%          20,984     8.5%
    Transportation                                  87,817    26.4%          69,932    28.5%
    Equipment rental                                19,103     5.7%          15,136     6.2%
    Selling, general and administrative             55,678    16.7%          39,962    16.3%
    Depreciation and amortization                   21,699     6.5%          15,915     6.5%
                                                ----------   -----       ----------   -----
Total operating expenses                           248,981    74.8%         185,406    75.5%
                                                ----------   -----       ----------   -----
Operating income                                $   84,011    25.2%      $   60,020    24.5%
                                                ==========   =====       ==========   -----

     OPERATING REVENUES. Operating revenue increased by $87.6 million, or 36%, to $333.0 million for the year ended December 31, 2002 from $245.4 million for the year ended December 31, 2001 while carloads increased 25% to 1,113,925 in 2002 from 891,318 in 2001. These increases are primarily due to the acquisitions of ParkSierra and StatesRail. Excluding revenues of $91.4 million in 2002 and $5.0 million in 2001 for the acquisitions of ParkSierra and StatesRail and the dispositions of the Texas New Mexico Railroad and Georgia Southwestern Railroad, operating revenues increased $1.1 million or 1% while carloads decreased by 13,696 or 2%. The increase in "same railroad" revenues, while carloads declined, is due to a change in commodity mix. While lower rated bridge traffic declined 14,177 carloads in 2002, certain other commodities, such as metals, increased from 2001. The average rate per carload increased in 2002 to $259 from $243 in 2001. The increase in the average rate per carload is due to the acquisitions of ParkSierra and StatesRail which, on average, have a higher rate per carload as well as the change in mix of commodities as previously discussed.

     The following table compares North American freight revenues, carloads and average freight revenue per carload for the years ended December 31, 2002 and 2001:

                                                        For the year ended                  For the year ended
                                                         December 31, 2002                   December 31, 2001
                                                ----------------------------------    ------------------------------------
(dollars in thousands, except average rate       Freight              Average rate     Freight                Average rate
                 per carload )                  Revenues   Carloads    per carload    Revenues    Carloads     per carload
                                                --------   --------   ------------    --------    --------    ------------
Agricultural & Farm Products                    $ 27,877      95,005     $   293      $ 20,524      80,835       $  254
Autos                                              9,842      43,843         224         9,982      45,962          217
Chemicals                                         28,305      84,935         333        22,907      66,915          342
Coal                                              22,261     128,540         173        18,956      95,433          199
Food Products                                     19,817      62,471         317        11,956      40,988          292
Intermodal                                         4,082      39,538         103         4,859      42,253          115
Lumber & Forest Products                          48,632     124,025         392        35,929      88,351          407
Metals                                            24,400      80,117         305        14,645      52,184          281
Metallic/Non-metallic Ores                        14,196      55,260         257        11,074      45,658          243
Minerals                                          16,983      45,995         369         7,299      19,424          376
Paper Products                                    26,240      94,528         278        20,764      64,914          320
Petroleum Products                                16,194      47,252         343         9,819      28,593          343
Railroad Equipment/Bridge Traffic                 22,275     186,388         120        22,979     200,565          115
Other                                              7,658      26,028         294         5,073      19,243          264
                                                --------   ---------     -------      --------     -------       ------

 Total                                          $288,762   1,113,925     $   259      $216,766     891,318       $  243
                                                ========   =========     =======      ========     =======       ======

     Lumber and forest products revenues were $48.6 million in the year ended December 31, 2002 compared to $35.9 million in the year ended December 31, 2001, an increase of $12.7 million or 35%. This increase consists of $11.2 million from the acquisitions of ParkSierra and StatesRail and an increase of $1.5 million from the existing North American railroad operations resulting from new business secured from forest product customers in Alberta and Oregon.

     Agricultural and farm products revenues were $27.9 million in the year ended December 31, 2002 compared to $20.5 million in the year ended December 31, 2001, an increase of $7.4 million or 36%. This increase is primarily the result of the acquisitions of ParkSierra and StatesRail.

     Paper products revenues were $26.2 million in the year ended December 31, 2002 compared to $20.8 million in the year ended December 31, 2001, an increase of $5.4 million or 26%. This increase consists of $7.6 million from the acquisitions of ParkSierra and StatesRail and an increase of $0.6 million from the existing North American railroad operations, partially offset by a decrease of $2.7 million from divested North American operations. The increase of $0.6 million from existing North American railroad operations is due to new business obtained in Oregon and Alberta.

     Metal revenues were $24.4 million in the year ended December 31, 2002 compared to $14.6 million in the year ended December 31, 2001, an increase of $9.8 million or 67%. This increase consists of $6.7 million from the acquisitions of ParkSierra and StatesRail and an increase of $3.1 million from the existing North American railroad operations resulting from increased carloads from new business secured in North Carolina and our new steel train service in Southern Ontario.

     Food products revenues were $19.8 million in the year ended December 31, 2002 compared to $12.0 million in the year ended December 31, 2001, an increase of $7.8 million or 66%. This increase consists of $8.3 million from the acquisitions of ParkSierra and StatesRail partially offset by a decrease of $0.7 million from divested North American operations.

     Mineral revenues were $17.0 million in the year ended December 31, 2002 compared to $7.3 million in the year ended December 31, 2001, an increase of $9.7 million or 133%. This increase is due to the acquisitions of ParkSierra and StatesRail.

     Petroleum products revenues were $16.2 million in the year ended December 31, 2002 compared to $9.8 million in the year ended December 31, 2001, an increase of $6.4 million or 65%. This increase consists of $5.1 million from the acquisitions of ParkSierra and StatesRail and an increase of $1.3 million from the existing North American railroad operations due to new customers in New England and new business secured to diamond mines in the Canadian Northwest territories.

     Coal revenues were $22.3 million in the year ended December 31, 2002 compared to $19.0 million in the year ended December 31, 2001, an increase of $3.3 million or 17%. This increase is due to the acquisitions of ParkSierra and StatesRail.

     Chemicals revenues were $28.3 million in the year ended December 31, 2002 compared to $22.9 million in the year ended December 31, 2001, an increase of $5.4 million or 24%. This increase is due to the acquisitions of ParkSierra and StatesRail.

     Bridge traffic revenues were $22.3 million in the year ended December 31, 2002 compared to $23.0 million in the year ended December 31, 2001, a decrease of $0.7 million or 3%. This decrease is due to the reduction of volume associated with one of our railroads in eastern Canada during the third and fourth quarter of 2002.

     The change in the remaining commodities is primarily due to the acquisitions of ParkSierra and StatesRail.

     OPERATING EXPENSES. Total operating expenses increased by $63.6 million, or 34%, to $249.0 million for the year ended December 31, 2002 from $185.4 million for the year ended December 31, 2001. The increase in operating expenses is primarily due to ParkSierra and StatesRail. The operating ratios, defined as total operating expenses divided by total revenues, were 74.8% and 75.5% for the years ended December 31, 2002 and 2001, respectively.

     MAINTENANCE OF WAY. Maintenance of way expenses increased as a percentage of revenues to 10.5% in 2002 from 9.5% in 2001, primarily due to the reduction of an environmental liability in 2001 of $1.9 million due to changes in environmental regulations.

     MAINTENANCE OF EQUIPMENT. Maintenance of equipment expense, which includes locomotive lease expense, increased as a percentage of revenues to 9.0% in 2002 from 8.5% in 2001. The increase is primarily due to car repairs on equipment used by StatesRail properties.

     TRANSPORTATION. Transportation expenses decreased as a percentage of revenues to 26.4% in 2002 from 28.5% in 2001. Of this decrease, lower fuel prices accounted for 1.0 percentage point as fuel costs were 87 cents per gallon in 2002 compared to $1.00 per gallon in 2001. Lower labor costs accounted for the other 1.1 percentage points. Labor costs were lower due to strict cost control measures implemented in 2002.

     EQUIPMENT RENTAL. Equipment rental expenses decreased as a percentage of revenues to 5.7% in 2002 from 6.2% in 2001, due to improved management of leased cars.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense increased as a percentage of revenues to 16.7% in 2002 from 16.3% in 2001 due to higher labor and insurance costs.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense remained constant in 2002 from 2001 at 6.5% of revenues.

     COMPARISON OF NORTH AMERICAN RAILROAD OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

The following table sets forth the operating revenues and expenses (in thousands) for our North American railroad operations for the years ended December 31, 2001 and 2000.

                                                 For the year ended       For the year ended
                                                  December 31, 2001        December 31, 2000
                                                --------------------      -------------------
Total operating revenue                         $  245,426     100.0%     $  231,445   100.0%
                                                ----------     -----      ----------   -----
Operating expenses:
    Maintenance of way                              23,477       9.5%         25,448    11.0%
    Maintenance of equipment                        20,984       8.5%         13,101     5.7%
    Transportation                                  69,932      28.5%         70,958    30.7%
    Equipment rental                                15,136       6.2%         15,842     6.8%
    Selling, general and administrative             39,962      16.3%         41,062    17.7%
    Depreciation and amortization                   15,915       6.5%         16,430     7.1%
                                                ----------     -----      ----------   -----
Total operating expenses                           185,406      75.5%        182,841    79.0%
                                                ----------     -----      ----------   -----
Operating income                                $   60,020      24.5%     $   48,604    21.0%
                                                ==========     -----      ==========   -----

     OPERATING REVENUES. Operating revenue increased by $14.0 million, or 6%, to $245.4 million for the year ended December 31, 2001 from $231.4 million for the year ended December 31, 2000 while carloads increased 6% to 891,318 in 2001 from 839,451 in 2000. The increases in revenues and carloads was primarily due to the inclusion of the RailTex properties for twelve months in 2001 compared to eleven months in 2000, partially offset by the sale of certain railroads in 2000 and the 4% decline in the Canadian dollar in 2001 compared to 2000. On a "same railroad" basis, including the RailTex properties on a pro forma basis from January 2000 and excluding the sold railroads, carloads and revenues both increased 4% in 2001. Increased coal shipments were primarily responsible for the increase. Transportation revenue per carload increased to $243 in 2001 from $242 in 2000.

     The following table compares North American freight revenues, carloads and average freight revenue per carload for the years ended December 31, 2001 and 2000:

                                                        For the year ended                  For the year ended
                                                         December 31, 2001                   December 31, 2000
                                                ----------------------------------    ------------------------------------
(dollars in thousands, except average rate      Freight               Average rate    Freight                 Average rate
                 per carload )                  Revenues   Carloads   per carload     Revenues    Carloads    per carload
                                                --------   --------   ------------    --------    --------    ------------
Agricultural & Farm Products                    $ 20,524     80,835      $  254       $ 19,235      76,593       $  251
Autos                                              9,982     45,962         217          9,797      47,900          205
Chemicals                                         22,907     66,915         342         22,135      66,827          331
Coal                                              18,956     95,433         199         15,612      71,945          217
Food Products                                     11,956     40,988         292         10,710      39,313          272
Intermodal                                         4,859     42,253         115          4,076      30,134          135
Lumber & Forest Products                          35,929     88,351         407         34,866      90,102          387
Metals                                            14,645     52,184         281         13,683      61,049          224
Metallic/Non-metallic Ores                        11,074     45,658         243          8,796      36,780          239
Minerals                                           7,299     19,424         376          6,237      16,393          380
Paper Products                                    20,764     64,914         320         19,229      59,124          325
Petroleum Products                                 9,819     28,593         343          9,686      26,840          361
Railroad Equipment/Bridge Traffic                 22,979    200,565         115         23,603     192,323          123
Other                                              5,073     19,243         264          5,319      24,128          220
                                                --------   --------      ------       --------     -------       ------

Total                                           $216,766    891,318      $  243       $202,984     839,451       $  242
                                                ========   ========      ======       ========     =======       ======

     Coal revenues were $19.0 million in the year ended December 31, 2001 compared to $15.6 million in the year ended December 31, 2000, an increase of $3.4 million or 21%. This increase was due to new business in Indiana and increased moves for utilities in Minnesota.

     Agricultural and farm products revenues were $20.5 million in the year ended December 31, 2001 compared to $19.2 million in the year ended December 31, 2000, an increase of $1.3 million or 7%. This increase was primarily due to the inclusion of the RailTex properties for twelve months in 2001 compared to eleven months in 2000, partially offset by a decrease of $0.9 million from divested North American operations.

     Paper products revenues were $20.8 million in the year ended December 31, 2001 compared to $19.2 million in the year ended December 31, 2000, an increase of $1.6 million or 8%. This increase was primarily due to the inclusion of the RailTex properties for twelve months in 2001 compared to eleven months in 2000, partially offset by a decrease of $0.4 million from divested North American operations.

     Metallic and non-metallic ore revenues were $11.1 million in the year ended December 31, 2001 compared to $8.8 million in the year ended December 31, 2000, an increase of $2.3 million or 26%. This increase was due to new business in Texas and an increase in salt movements in Southern Ontario.

     Food products revenues were $12.0 million in the year ended December 31, 2001 compared to $10.7 million in the year ended December 31, 2000, an increase of $1.3 million or 12%. This increase was primarily due to the inclusion of the RailTex properties for twelve months in 2001 compared to eleven months in 2000, partially offset by a decrease of $0.4 million from divested North American operations.

     The change in the remaining commodities was primarily due to the inclusion of the RailTex properties for twelve months in 2001 compared to eleven months in 2000.

     OPERATING EXPENSES. Total operating expenses increased by $2.6 million, or 1%, to $185.4 million for the year ended December 31, 2001 from $182.8 million for the year ended December 31, 2000. The operating ratios were 75.5% and 79.0% for the years ended December 31, 2001 and 2000, respectively.

     MAINTENANCE OF WAY. Maintenance of way expenses decreased $1.9 million, or 8%, to $23.5 million in 2001 from $25.4 million in 2000. This decrease is primarily due to the reduction of an environmental liability in 2001 of $1.9 million due to changes in environmental regulations.

     MAINTENANCE OF EQUIPMENT. Maintenance of equipment expense, which includes locomotive lease expense, increased $7.9 million, or 60%, to $21.0 million in 2001 from $13.1 million in 2000. This increase is primarily due to our sale-leaseback transactions which we consummated in December 2000 and June 2001. Additional rent from these two transactions was approximately $4.0 million in 2001. In addition, in connection with our locomotive fleet rationalization and upgrade program, we leased additional locomotives in 2001 to replace existing older, less powerful locomotives.

     TRANSPORTATION. Transportation expenses decreased $1.1 million, or 1%, to $69.9 million in 2001 from $71.0 million in 2000. The decrease in transportation expenses is primarily due to lower fuel costs in 2001 as our average price per gallon was $1.00 in 2001 compared to $1.07 in 2000, resulting in a $1.5 million savings. In addition, our fleet rationalization and upgrade program resulted in more efficient locomotives and lower operating costs.

CORPORATE OVERHEAD AND OTHER

     CORPORATE OVERHEAD. Corporate overhead services performed for our subsidiaries include executive management, overall strategic planning, accounting, finance, legal, cash management, information technology, human resources, payroll and tax. Corporate overhead, which is included in selling, general and administrative expenses in the consolidated statements of income, increased $10.0 million, or 62%, to $26.1 million for the year ended December 31, 2002 from $16.1 million for the year ended December 31, 2001. Approximately $3.3 million of the increase is due primarily to the write-off of the failed bid costs in connection with the proposed acquisition of National Rail and FreightCorp, two government-owned railroads in Australia. In addition, we recorded a $1.4 million charge in 2002 relating to the consolidation of the accounting and human resource functions from San Antonio to Boca Raton and a $1.0 million restructuring charge relating to the termination of certain executives in December 2002. The remaining increase was due to increased headcount in 2002 to support the ParkSierra and

StatesRail acquisitions. For the year ended December 31, 2001, corporate overhead increased $3.7 million, or 30%, to $16.1 million from $12.4 million for the year ended December 31, 2000. This increase was related to the additional costs incurred to manage the acquired railroads and to establish a strong management team to handle our continued growth.

     ASSET RATIONALIZATION PLAN. As part of our strategic plan, we continually review our portfolio for under performing, non-core or non-strategic assets that can be sold. Net gains on sales of assets were $9.2 million for the year ended December 31, 2002. This gain primarily relates to the sale of the Georgia Southwestern Railroad in March 2002 resulting in a gain of $4.5 million and a sale of right-of-ways resulting in a gain of $3.5 million. In December 2001, we sold Dakota Rail, Inc. and certain other assets for $9.8 million. The proceeds from these transactions were used to reduce our long-term debt and for general working capital purposes. The net gains in 2001 were $6.4 million compared to $11.2 million in 2000.

     TERMINATED MOTOR CARRIER OPERATIONS. During the year ended December 31, 2002, we recorded a charge of $1.3 million for the write-off of the remaining assets from the motor carrier division.

     INTEREST EXPENSE. Interest expense, including amortization of financing costs, decreased from $50.0 million in 2000 to $42.0 million in 2001 and continued to decrease to $35.9 million in 2002. The decrease in interest expense from 2000 to 2001 is primarily due to reduction of our long-term debt and a decrease in base interest rates. The decrease in interest expense from 2001 to 2002 is primarily due to the refinancing of our senior debt in May 2002, which resulted in a lower interest rate. Interest expense of $3.9 million, $8.7 million and $7.5 million for 2000, 2001 and 2002, respectively, has been allocated to discontinued operations.

         FINANCING COSTS AND OTHER INCOME (EXPENSE). In connection with the May 2002 refinancing of our senior debt, we terminated our existing interest rate swaps. Because these hedging instruments were designated as hedges of the cash flows under the previous senior debt facility, SFAS No. 133 requires the entire balance in other accumulated comprehensive loss to be charged to earnings. Accordingly, a charge of $17.1 million was recorded in other income (expense) during the year ended December 31, 2002. Also in connection with the refinancing of our senior debt in May 2002, we wrote off the unamortized balance of the deferred loan costs relating to our old senior credit facility for a total charge of $6.6 million during the year ended December 31, 2002, and we incurred a charge of $2.0 million during 2002 to write-off other refinancing related costs. In connection with the reduction of our senior debt in July and August 2001, we wrote off the respective unamortized portions of deferred loan costs for a total charge of $0.5 million during the year ended December 31, 2001. Pursuant to the refinancing of our debt in February 2000, we recorded a charge of $3.3 million for the year ended December 31, 2000 for the loss on early extinguishment of debt. In connection with the issuance of subordinated debt in August 2000 we recorded a charge of $1.7 million for early extinguishment of debt.

     INCOME TAXES. Our effective tax rates in 2002 and 2001 were 35.5% and 22.5%, respectively. In 2001, we recorded a benefit of $3.1 million from a reduction in the Canadian federal and provincial tax rates. We believe our effective rate in 2003 will be approximately 37%.

     DISCONTINUED OPERATIONS. We are currently in various stages of discussions with several parties to sell our Australian railroad, Freight Australia. We have engaged investment advisors and expect a sale within the next year. Accordingly, Freight Australia's results of operations for the periods presented have been reclassified to discontinued operations. Freight Australia's revenue decreased $6.5 million, or 6%, to $94.9 million for the year ended December 31, 2002 from $101.4 million for the year ended December 31, 2001. The 2001 revenue decreased $0.8 million, or 1%, to $101.4 million in 2001 from $102.2 million in 2000. Freight Australia's 2002 revenue was impacted by the drought which significantly reduced grain traffic, partially offset by a strengthening of the Australian Dollar. Freight Australia's operating income decreased $15.6 million, or 77%, to $4.6 million in 2002 from $20.2 million in 2001 primarily due to the drought in Australia. Operating income in 2000 was $20.4 million.

     In January 2003, we announced our intent to sell our 55% equity interest in Ferronor. Accordingly, we reclassified the operating results of Ferronor for each of the years presented to discontinued operations. As such, the income statements for the years ended 2002, 2001 and 2000, include $1.0 million, $1.5 million, and $1.2 million, (net of tax) respectively, of income from discontinued operations for Ferronor. We expect to sell our 55% equity interest in Ferronor in 2004 and use the proceeds of the sale to retire debt. In May 2002, we sold the Texas New Mexico Railroad for $2.3 million resulting in a net gain of $1.3 million ($0.8 million, after tax). The gain has been included in discontinued operations. In December 2000, we sold our specialty truck trailer manufacturing operations for $38.5 million resulting in a gain of approximately $11.5 million, net of income taxes. In connection with the acquisition of RailTex, we refinanced our investment in our trailer manufacturing operations resulting in additional interest expense of $7.3 million in 2000.

     CUMULATIVE EFFECT OF ACCOUNTING CHANGE. In 2000, we recorded a $2.3 million charge associated with a change in accounting principle. This charge resulted from a beneficial conversion feature associated with warrants in connection with the junior convertible subordinated debentures issued in 1999. This was a result of a change during 2000 of the applicable accounting literature.

LIQUIDITY AND CAPITAL RESOURCES - COMBINED OPERATIONS

     The discussion of liquidity and capital resources that follows reflects our consolidated results and includes all subsidiaries. Our principal source of liquidity is cash generated from operations. In addition, we may fund any additional liquidity requirements through borrowings under our $100 million revolving credit facility.

Operating Activities

     Our cash provided by operating activities was $38.6 million for the year ended December 31, 2002. This amount consists of $2.2 million in net income, $41.3 million in depreciation and amortization and $25.4 million of refinancing related charges, partially offset by $9.7 million of asset sale gains (including the sale of discontinued operations) and $23.5 million of changes in working capital accounts. Excluding the payments for the termination of the interest rate swaps of $17.1 million, which are classified as an operating activity pursuant to SFAS No.104, cash flows from operations would have been $55.7 million, which is comparable to $55.0 million in 2001.

Investing Activities

     Cash used in investing activities was $150.1 million for the year ended December 31, 2002 compared to $46.7 million in 2001. The increase of $103.4 million is primarily due to the use of cash for the purchase of ParkSierra and StatesRail which totaled $89.4 million. In addition, capital expenditures for the year were $65.7 million or $4.0 million higher than 2001. Asset sale proceeds were $9.3 million for the year ended 2002 compared to $18.5 million in 2001. We expect capital expenditures in 2003 to be approximately $71 million, including Ferronor, a discontinued operation. Ferronor's capital expenditures were $2 million in 2002 and are expected to be $7.0 million in 2003.

Financing Activities

     Cash provided by financing activities was $79.3 million for 2002 compared to $39.4 million in 2001. The increase of $39.9 million is primarily due to $50 million of borrowings to finance the acquisitions of ParkSierra and StatesRail and an additional $50 million of borrowings in connection with the refinancing of the senior credit facility in May 2002, partially offset by the new financing costs totaling $15.4 million and common stock repurchases of $5.0 million. Under our existing senior debt facilities, our principal repayments will be $3.8 million in 2003.

     In May 2002, we refinanced our senior credit facility. The new senior credit facility requires 1% annual principal amortization and provides (1) a $265 million U.S. Term Loan, (2) a $50 million Canadian Term Loan, (3) a $60 million Australian Term Loan and (4) a $100 million revolving credit facility which includes $82.5 million of U.S. dollar denominated loans, $10 million of Canadian dollar denominated loans and $7.5 million of Australian dollar denominated loans. The U.S. Term Loan, the Canadian Term Loan and the Australian Term Loan mature on May 23, 2009 and the revolver loans mature on May 23, 2008. In addition, we may incur additional indebtedness under the credit facility consisting of up to $100 million aggregate principal amount of additional term loans subject to the satisfaction of certain conditions set forth in the credit agreement including consent of the Administrative Agent and the Joint Lead Arrangers under the credit facility and the satisfaction of all financial covenants set forth in the credit facility on a pro forma basis on the date of the additional borrowing.

     At our option, the new senior credit facilities bear interest at either (1) the alternative base rate (defined as the greater of (i) UBS AG's prime rate and (ii) the Federal Funds Effective Rate plus 0.50%) if such loan is a Term Loan or U.S. Revolving Loan or the Canadian Prime Rate (defined as the greater of (i) UBS AG's Canadian prime rate and (ii) the average rate for 30 day Canadian Dollar bankers' acceptances plus 1.0% per annum) if such loan is a Canadian revolving loan plus 1.00% for the revolving credit facilities and 1.50% for the Term Loan facility, or (2) the reserve-adjusted LIBO rate (or, in the case of Australian revolving loans, the BBSY Rate) plus 2.00% for the revolving credit facility and 2.50% for the term loan facilities; provided, that the additional amounts added to the alternative base rate and the LIBO rate for the revolving credit facilities and the term loan facilities discussed above will be subject to adjustment based on changes in our leverage ratio effective two fiscal quarters after the closing of the new senior credit facilities. At December 31, 2002 the interest rate on the term loan facilities was LIBOR plus 2.50%, or 4.00%. The default rate under the new senior credit facility is 2.0% above the otherwise applicable rate. The U.S. Term Loan and the U.S. dollar denominated revolver are collateralized by the assets of and guaranteed by RailAmerica, Inc. and its U.S. subsidiaries, the Canadian Term Loan and the Canadian dollar denominated revolver are collateralized by the assets of and guaranteed by RailAmerica, Inc. and its U.S. and Canadian subsidiaries, and the Australian Term Loan and the Australian dollar denominated revolver are collateralized by the assets of and guaranteed by RailAmerica, Inc. and its U.S. and Australian Subsidiaries. The assets of Ferronor, as well as any other subsidiaries designated in the future as unrestricted subsidiaries, are not pledged under this agreement. Ferronor has not guaranteed and any other unrestricted subsidiaries are not required to guarantee any of the obligations under the credit facility. The loans were provided by a syndicate of banks with Morgan Stanley Senior Funding, Inc., as syndication agent, UBS AG, Stamford Branch, as administrative agent and The Bank of Nova Scotia, as collateral agent.

     In connection with the refinancing of the senior credit facility in May 2002, we terminated our interest rate swap agreements resulting in a cash payment of $17.1 million. Additionally, as required under our new senior credit facility, we entered into two step-up collars for a total notional amount of $75 million with an effective date of November 24, 2002 and expiring on November 24, 2004. Under the terms of these collars, the LIBOR component of our interest rates can fluctuate within specified ranges. From November 24, 2002 through May 24, 2003, the floor and cap are 2% and 4.5%, from May 24, 2003 through November 24, 2003, the floor and cap are 2.5% and 4.75%, from November 24, 2003 through May 24, 2004, the floor and cap are 3.5% and 5.5% and from May 24, 2004 through November 24, 2004, the floor and cap are 4% and 5.75%. The collars qualify and are accounted for as cash flow hedges under SFAS No. 133. As of December 31, 2002, the fair value of these collars was a net liability of $1.9 million.

     On November 8, 2002, we entered into two interest rate swaps for a total amount of $300 million for the period commencing December 5, 2002 through December 5, 2003. Under the terms of the interest rate swaps, the LIBOR component of our interest rate is fixed at 1.62% on $300 million of debt. The swaps qualify and are accounted for as cash flow hedges under SFAS No. 133. At December 31, 2002, the fair value of these swaps was a net liability of $0.6 million.

     The May 2002 senior credit facility and the indenture governing our senior subordinated notes include numerous covenants imposing significant financial and operating restrictions on RailAmerica, Inc. The covenants limit our ability to, among other things: incur more debt or prepay existing debt, redeem or repurchase our common stock, pay dividends or make other distributions, make acquisitions or investments, use assets as security in other transactions, enter into transactions with affiliates, merge or consolidate with others, dispose of assets or use asset sale proceeds, create liens on our assets, make certain payments or capital expenditures and extend credit. In addition, the senior credit facility also contains financial covenants that require us to meet a number of financial ratios and tests. Our ability to meet these ratios and tests and to comply with other provisions of the new senior credit facility can be affected by events beyond our control. Failure to comply with the obligations in the new senior credit facility could result in an event of default under the new senior credit facility, which, if not cured or waived, could permit acceleration of the indebtedness or other indebtedness which could have a material adverse effect on us. We were in compliance with each of these covenants as of December 31, 2002.

     In August 2000, RailAmerica Transportation Corp., our wholly-owned subsidiary, sold units consisting of $130.0 million of 12-7/8% senior subordinated notes due 2010 and warrants to purchase 1,411,414 shares of our common stock. Our U.S. subsidiaries are guarantors of the senior subordinated notes.

     In February 2000, we entered into a credit agreement and two bridge notes in connection with the acquisition of RailTex and the refinancing of most of our and RailTex's existing debt. The credit agreement provided (i) a $125 million Term A loan, bearing interest at LIBOR plus 2.50% (4.44% at December 31, 2001),
(ii) a $205 million Term B loan, initially bearing interest at LIBOR plus 3.25% (5.19% at December 31, 2001), and (iii) a $50 million revolving credit facility which includes $30 million of U.S. dollar denominated loans, $10 million of Canadian dollar denominated loans and $10 million of Australian dollar denominated loans with an interest rate of LIBOR plus 2.50%. All of the capital stock of RailAmerica, Inc.'s U.S. subsidiaries, 65% of the capital stock of the Canadian and Australian subsidiaries and the majority of the assets of RailAmerica, Inc.'s subsidiaries served as collateral for the senior credit facilities. In January 2002, in connection with the acquisitions of ParkSierra and StatesRail, we borrowed an additional $50 million under this senior credit facility. The credit agreement and the two bridge notes have all been repaid.

     Our long-term business strategy includes the selective acquisition or disposition of transportation-related businesses. Accordingly, we may require additional equity and/or debt capital in order to consummate acquisitions or undertake major business development activities. It is impossible to predict the amount of capital that may be required for such acquisitions or business development, and whether sufficient financing for such activities will be available on terms acceptable to us, if at all.

     As of December 31, 2002, we had working capital of $20 million compared to $30 million as of December 31, 2001. This decrease is primarily due to the private placement of common stock in December 2001, in which we raised $51 million. These funds were subsequently used to fund the acquisitions of ParkSierra and StatesRail in January 2002, thus decreasing our cash balance and reducing our working capital balance. Our cash flows from operations and borrowings under our credit agreements historically have been sufficient to meet our ongoing operating requirements, capital expenditures for property, plant and equipment, and to satisfy our debt service requirements.

     Two primary uses of the cash provided by our operations are capital expenditures and debt service. The following table represents the minimum future payments on our existing long-term debt and lease obligations:

                                                                                       2004 -         2006 -        After
                                                         TOTAL          2003           2005           2007           2007
                                                     ------------   ------------   ------------   ------------   ------------
Long-term debt                                       $    385,701   $      4,120   $      8,300   $      8,388   $    364,893

Subordinated debt                                    $    141,331   $          0   $     21,107   $          0   $    120,224

Capital lease obligations                            $      1,620   $         80   $        492   $        648   $        400

Operating lease obligations                          $     97,970   $     19,417   $     33,701   $     27,016   $     17,836

Long-term debt of discontinued operations            $     20,840   $      6,743   $      5,248   $      4,243   $      4,606

Total contractual cash obligations                   $    647,462   $     30,360   $     68,848   $     40,295   $    507,959

COMMON STOCK REPURCHASES PROGRAM

     We occasionally repurchase our common stock under our share repurchase program. These repurchases are limited to $5 million per year pursuant to our borrowing arrangements. In July 2002, our board of directors authorized a 2 million share repurchase program through December 31, 2003, subject to restrictions under our borrowing arrangements. During the year ended December 31, 2002, we repurchased 530,500 shares at a total cost of $4.9 million.

RECENT ACCOUNTING PRONOUNCEMENTS

     On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Under SFAS No. 142, goodwill and identifiable intangible assets with an indefinite life will no longer be amortized; however, both goodwill and other intangible assets will need to be tested at least annually for impairment. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets, excluding goodwill and intangible assets, to be held and used or disposed of. While the adoption of these pronouncements did not have a material impact on our consolidated financial statements, SFAS No. 144 will generally require us to report the results of operations of a railroad that has been disposed of or is being held for disposal in discontinued operations.

     In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 is effective for the fiscal year beginning January 1, 2003, and requires us to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The adoption of this pronouncement did not have a material impact on our financial statements.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145, requires that debt extinguishments used as part of a company's risk management strategy should not be classified as an extraordinary item. The requirement to reclassify debt extinguishments is effective for fiscal years beginning after May 15, 2002. We have adopted SFAS No. 145 as of January 1, 2003 and reclassified $4.5 million, $0.2 million and $3.1 million of extraordinary charges, net of tax, to continuing operations in 2002, 2001 and 2000, respectively. We also have reclassified $0.9 million of extraordinary charges, net of tax, to discontinued operations in 2000.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146, which is effective for exit or disposal activities initiated after December 31, 2002, requires that a liability for a cost associated with an exit or disposal activity is recognized at fair value when the liability is incurred rather than when management commits to an exit or disposal plan. The adoption of this pronouncement did not have a material impact on our financial statements.

     In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others: an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34," which is effective for guarantees issued or modified after December 31, 2002. This Interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. This Interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of a guarantee for the obligations the guarantor has undertaken in issuing that guarantee. The adoption of this pronouncement did not have a material impact on our financial statements.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS No. 148, which is effective for fiscal years ending after December 15, 2002, provides alternative methods of transition for voluntary changes to the fair value based method of accounting for stock-based employee compensation and requires prominent disclosure in both annual and interim financial statements about the method used on reported results. The adoption of this pronouncement did not have a material impact on our financial statements.

     In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," which is effective immediately for variable interest entities created after January 31, 2003, and applies in the first interim period beginning after June 15, 2003 for variable interest entities created before February 1, 2003. FIN 46 addresses the consolidation of variable interest entities through identification of a primary beneficiary. The adoption of this pronouncement did not have a material impact on our financial statements.

ITEM 7A. MARKET RISK

     We currently use derivatives to hedge against increases in fuel prices and interest rates. We formally document the relationship between the hedging instrument and the hedged items, as well as the risk management objective and strategy for the use of the hedging instrument. This documentation includes linking the derivatives that are designated as cash flow hedges to specific assets or liabilities on the balance sheet, commitments or forecasted transactions. When we enter into a derivative contract, and at least quarterly, we assess whether the derivative item is effective in offsetting the changes in fair value or cash flows. Any change in fair value resulting from ineffectiveness, as defined by SFAS No. 133, is recognized in current period earnings. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is recorded in Accumulated Other Comprehensive Loss, a separate component of Stockholders' Equity, and reclassified into earnings in the period during which the hedge transaction affects earnings.

     We monitor our hedging positions and credit ratings of our counterparties and do not anticipate losses due to counterparty nonperformance.

     FOREIGN CURRENCY. Our foreign currency risk arises from owning and operating railroads in Canada, Chile and Australia. As of December 31, 2002, we had not entered into any currency hedging transactions to manage this risk. A decrease in either the Canadian dollar or the Australian dollar would negatively impact our reported revenues and earnings for the affected period. During 2002, the Australian dollar increased 5% while the Canadian dollar declined 1%. The change in the Australian dollar led to an increase of $4.5 million in Freight Australia's revenue and $0.3 million increase in Freight Australia's operating income in 2002, compared to 2001. The change in the Canadian dollar led to a decrease of $0.8 million in revenue from continuing operations and a $0.1 million decrease in operating income from continuing operations in 2002, compared to 2001. A majority of our revenue and debt in Chile is denominated to the U.S. dollar and therefore, we are not negatively impacted by a decline in the value of the Chilean peso.

     INTEREST RATES. Our interest rate risk results from issuing variable rate debt obligations, as an increase in interest rates would result in lower earnings and increased cash outflows.

     In June 2002, as required under our new senior credit facility, we entered into two step-up collars for a total notional amount of $75 million with an effective date of November 24, 2002 and expiring on November 24, 2004. Under the terms of these collars, the LIBOR component of our interest rates can fluctuate within specified ranges. From November 24, 2002 through May 24, 2003, the floor and cap are 2% and 4.5%, from May 24, 2003 through November 24, 2003, the floor and cap are 2.5% and 4.75%, from November 24, 2003 through May 24, 2004, the floor and cap are 3.5% and 5.5% and from May 24, 2004 through November 24, 2004, the floor and cap are 4% and 5.75%. The collars qualify and are accounted for as cash flow hedges under SFAS No. 133. On November 8, 2002, we entered into two interest rate swaps for a total amount of $300 million for the period commencing December 5, 2002 through December 5, 2003. The swaps qualify and are accounted for as cash flow hedges under SFAS No. 133. Under the terms of the interest rate swaps, the LIBOR component of our interest rate is fixed at 1.62% on $300 million of debt.

     DIESEL FUEL. We are exposed to fluctuations in diesel fuel prices, as an increase in the price of diesel fuel would result in lower earnings and increased cash outflows. Fuel costs represented 7% of total revenues during the year ended December 31, 2002. Due to the significance of fuel costs to our operations and the historical volatility of fuel prices, we maintain a program to hedge against fluctuations in the price of our diesel fuel purchases. Each one-cent change in the price of fuel would result in a $0.4 million change in fuel expense on an annual basis.

     The fuel-hedging program includes the use of derivatives that are accounted for as cash flow hedges. As of December 31, 2002, we had entered into fuel swap agreements to hedge the equivalent of 750,000 gallons per month in 2003 (35% of estimated North American consumption) at an average price of 66 cents per gallon, excluding transportation and taxes.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This Form 8-K includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this report, are forward looking statements. Although we believe that the expectations reflected in such forward looking statements are reasonable, these expectations may not prove to be correct. Generally these forward looking statements include, among others, statements regarding further growth in transportation-related assets; the acquisition or disposition of railroads, assets and other companies; the increased usage of our existing rail lines; the growth of gross revenues; and the sufficiency of our cash flows for our future liquidity and capital resource needs. We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: decline in demand for transportation services; the effect of economic conditions generally and particularly in the markets served by us; our dependence upon the agricultural industry as a significant user of our rail services; our dependence upon the availability of financing for acquisitions of railroads and other companies; an adverse change in currency exchange rates, interest rates or fuel costs; a decline in the market acceptability of railroad services; an organization or unionization of a material segment of our employee base; the effect of competitive pricing; failure to acquire additional businesses; costs of seeking to acquire businesses; the inability to integrate acquired businesses; failure to achieve expected synergies; failure to service debt; failure to successfully market and sell Freight Australia, Ferronor and other non-core, non-strategic properties and assets; and regulation by federal, state, local and foreign regulatory authorities. Results actually achieved thus may differ materially from expected results included in these statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

               Report of Independent Certified Public Accountants

               Consolidated Balance Sheets - December 31, 2002 and 2001

               Consolidated Statements of Income - For the Years Ended
                    December 31, 2002, 2001 and 2000

               Consolidated Statements of Stockholders' Equity - For the Years
                    Ended December 31, 2002, 2001 and 2000

               Consolidated Statements of Cash Flows - For the Years Ended
                    December 31, 2002, 2001 and 2000

               Notes to Consolidated Financial Statements

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of RailAmerica, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of RailAmerica, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 14, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

/s/PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Miami, Florida

March 3, 2003, except for the reclassifications relating to the discontinued operations and the adoption of Statement of Financial Accounting Standards No. 145, each discussed in Note 20, for which the date is January 14, 2004.

                       RAILAMERICA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                        DECEMBER 31,                                        2002          2001
                                        ------------                                    ------------   ----------
                                                                                             (IN THOUSANDS,
                                                                                           EXCEPT SHARE DATA)
ASSETS
Current assets:
       Cash and cash equivalents ....................................................   $     28,887   $   59,761
       Restricted cash in escrow ....................................................            371        2,418
       Accounts and notes receivable, net of allowance of
           $316 and $571, respectively ..............................................         63,463       54,278
       Current assets of discontinued operations ....................................          5,834            -
       Other current assets .........................................................         22,429       14,204
                                                                                        ------------   ----------
           Total current assets .....................................................        120,984      130,661

Property, plant and equipment, net ..................................................        904,253      738,775
Long-term assets of discontinued operations .........................................         50,355            -
Other assets ........................................................................         30,961       21,732
                                                                                        ------------   ----------
           Total assets .............................................................   $  1,106,553   $  891,168
                                                                                        ============   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
       Current maturities of long-term debt .........................................   $      4,200   $   24,484
       Accounts payable .............................................................         46,722       36,035
       Accrued expenses .............................................................         38,420       39,889
       Current liabilities of discontinued operations ...............................         11,624            -
                                                                                        ------------   ----------
           Total current liabilities ................................................        100,966      100,408
Long-term debt, less current maturities .............................................        383,121      277,203
Subordinated debt ...................................................................        141,331      144,988
Deferred income taxes ...............................................................        150,159       96,822
Long-term liabilities of discontinued operations ....................................         27,283            -
Other liabilities ...................................................................         24,790       50,788
                                                                                        ------------   ----------
                                                                                             827,650      670,209
                                                                                        ------------   ----------
Commitments and contingencies

Stockholders' equity:
Commonstock, $0.001 par value, 60,000,000 shares authorized;
       31,879,602 shares issued and outstanding at December 31, 2002
       and 28,842,090 shares issued and outstanding at December 31, 2001 ............             32           29
Additional paid in capital ..........................................................        261,372      224,248
Retained earnings ...................................................................         48,055       45,902
Accumulated other comprehensive loss ................................................        (30,556)     (49,220)
                                                                                        ------------   ----------
           Total stockholders' equity ...............................................        278,903      220,959
                                                                                        ------------   ----------

           Total liabilities and stockholders' equity ...............................   $  1,106,553   $  891,168
                                                                                        ============   ==========

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                      FOR THE YEARS ENDED DECEMBER 31,                         2002            2001            2000
                      --------------------------------                      ----------      ----------      ----------
                                                                          (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)
Operating revenue ....................................................      $  333,329      $  246,116      $  232,411
                                                                            ----------      ----------      ----------
Operating expenses:
  Transportation .....................................................         171,605         129,530         125,349
  Selling, general and administrative ................................          81,269          54,292          53,231
  Net gain on sale and impairment of assets ..........................          (9,155)         (6,422)        (11,184)
  Terminated motor carrier operations, net ...........................           1,396             263              88
  Depreciation and amortization ......................................          22,303          17,461          17,884
                                                                            ----------      ----------      ----------
    Total operating expenses .........................................         267,418         195,124         185,368
                                                                            ----------      ----------      ----------
    Operating income .................................................          65,911          50,992          47,043
Interest expense, including amortization costs of
  $4,686, $4,410, and $4,854, respectively ...........................         (35,910)        (42,034)        (50,000)
Other expense ........................................................         (25,556)           (358)         (4,419)
                                                                            ----------      ----------      ----------
  Income (loss) from continuing operations before income taxes .......           4,445           8,600          (7,376)
Provision (benefit) for income taxes .................................           1,963           1,771          (2,015)
                                                                            ----------      ----------      ----------
  Income (loss) from continuing operations ...........................           2,482           6,829          (5,361)
Discontinued operations:
  Net gain on disposal of discontinued business (net of income
    taxes of $161 and $6,850, respectively) ..........................             387               -          11,527
  Income (loss) from operations of discontinued business
    (net of income taxes of ($1,247), $3,092, and $1,115,
    respectively) ....................................................            (716)         10,209           7,747
                                                                            ----------      ----------      ----------
  Income before extraordinary item and cumulative effect
      of accounting change ...........................................           2,153          17,038          13,913
  Cumulative effect of accounting change .............................               -               -          (2,252)
                                                                            ----------      ----------      ----------
    Net income .......................................................      $    2,153      $   17,038      $   11,661
                                                                            ==========      ==========      ==========

Net income available to common stockholders ..........................      $    2,153      $   16,740      $   10,991
Basic earnings per common share:
  Continuing operations ..............................................      $     0.08      $     0.30      $    (0.33)
  Discontinued operations ............................................           (0.01)           0.48            1.07
  Cumulative effect of accounting change .............................               -               -           (0.13)
                                                                            ----------      ----------      ----------
    Net income .......................................................      $     0.07      $     0.78      $     0.61
                                                                            ==========      ==========      ==========
Diluted earnings per common share:
  Continuing operations ..............................................      $     0.08      $     0.29      $    (0.33)
  Discontinued operations ............................................           (0.01)           0.45            1.07
  Cumulative effect of accounting change .............................               -               -           (0.13)
                                                                            ----------      ----------      ----------
    Net income .......................................................      $     0.07      $     0.74      $     0.61
                                                                            ==========      ==========      ==========
Weighted average common shares outstanding:
  Basic ..............................................................          32,047          21,510          18,040
  Diluted ............................................................          32,620          22,706          18,040

    The accompanying Notes are an integral part of the Consolidated Financial
                                   Statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                           STOCKHOLDERS' EQUITY
                                                --------------------------------------------------------------------------
                                                Number of          Additional                       Other
       FOR THE YEARS ENDED DECEMBER 31,          Shares     Par     Paid-In      Retained      Comprehensive
            2002, 2001 AND 2000                  Issued    Value    Capital      Earnings       Income (Loss)     Total
       --------------------------------         ---------  -----   ----------   ----------     --------------   ----------
                                                                              (IN THOUSANDS)
Balance, January 1, 2000 ....................     12,611   $  13   $   47,797   $   18,171       $    3,486     $   69,467
Net income ..................................          -       -            -       11,661                -         11,661
Cumulative translation adjustments ..........          -       -            -            -          (27,735)       (27,735)
                                                                                                                ----------
            Total comprehensive loss ........                                                                      (16,074)
                                                                                                                ----------
Issuance of common stock ....................      6,652       7       60,917            -                -         60,924
Exercise of stock options ...................         49       -          269            -                -            269
Conversion of redeemable securities .........        339       -        2,669            -                -          2,669
Warrants issued .............................          -       -        8,841            -                -          8,841
Purchase of treasury stock ..................          -       -       (1,992)           -                -         (1,992)
Retirement of treasury stock ................     (1,028)     (1)           1            -                -              -
Preferred stock dividends and accretion .....          -       -            -         (670)               -           (670)
                                                --------   -----   ----------   ----------       ----------     ----------
Balance, December 31, 2000 ..................     18,623      19      118,502       29,162          (24,249)       123,434
Net income ..................................          -       -            -       17,038                -         17,038
Cumulative effect of adopting SFAS 133, net .          -       -            -            -           (4,388)        (4,388)
Change in market value of derivative
  instruments, net ..........................          -       -            -            -           (5,008)        (5,008)
Cumulative translation adjustments ..........          -       -            -            -          (15,575)       (15,575)
                                                                                                                ----------
            Total comprehensive loss ........                                                                       (7,933)
                                                                                                                ----------
Issuance of common stock ....................      8,176       8       89,728            -                -         89,736
Exercise of stock options ...................      1,334       1        8,342            -                -          8,343
Tax benefit on exercise of options and
  warrants ..................................          -       -        2,633            -                -          2,633
Conversion of redeemable securities .........        882       1        7,030            -                -          7,031
Purchase of treasury stock ..................       (173)      -       (1,987)           -                -         (1,987)
Preferred stock dividends and accretion .....          -       -            -         (298)               -           (298)
                                                --------   -----   ----------   ----------       ----------     ----------
Balance, December 31, 2001 ..................     28,842      29      224,248       45,902          (49,220)       220,959
Net income ..................................          -       -            -        2,153                -          2,153
Change in market value of derivative
  instruments, net ..........................          -       -            -            -           (2,472)        (2,472)
Realized loss on derivatives designated as
  hedges, net of tax ........................          -       -            -            -           10,737         10,737
Cumulative translation adjustments ..........          -       -            -            -           10,399         10,399
                                                                                                                ----------
            Total comprehensive income ......                                                                       18,664
                                                                                                                ----------
Issuance of common stock ....................      3,485       3       41,144            -                -         41,147
Exercise of stock options ...................         83       -          589            -                -            589
Tax benefit on exercise of options and
  warrants ..................................          -       -          109            -                -            109
Warrants issued .............................          -       -          204            -                -            204
Purchase of treasury stock ..................       (530)      -       (4,922)           -                -         (4,922)
                                                --------   -----   ----------   ----------       ----------     ----------
Balance, December 31, 2002 ..................     31,880   $  32   $  261,372   $   48,055       $  (30,556)    $  278,903
                                                --------   -----   ----------   ----------       ----------     ----------

    The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                      FOR THE YEARS ENDED DECEMBER 31,                         2002            2001            2000
                      --------------------------------                      ----------      ----------      ----------
                                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................................      $    2,153      $   17,038      $   11,661
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization ....................................          41,251          32,011          34,566
    Financing costs ..................................................          25,433             378           4,857
    Interest paid in kind ............................................              --              --           5,806
    Equity interest in earnings of affiliate .........................              --              --            (554)
    Net gain on sale or disposal of properties .......................          (9,705)         (6,434)        (29,554)
    Cumulative effect of accounting change ...........................              --              --           2,252
    Deferred income taxes ............................................           2,218           2,926          (2,797)
    Other ............................................................             742           1,350             995
    Changes in operating assets and liabilities, net of
      acquisitions and dispositions:
       Accounts receivable ...........................................           2,766           5,298           3,654
       Other current assets ..........................................             673           8,587           2,455
       Accounts payable ..............................................          (5,640)          1,172           2,239
       Accrued expenses ..............................................          (9,919)        (12,485)          5,759
       Other assets and liabilities ..................................         (11,365)          5,129           3,094
                                                                            ----------      ----------      ----------
          Net cash provided by operating activities ..................          38,607          54,970          44,433
                                                                            ----------      ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment ............................         (65,682)        (61,675)        (62,499)
Proceeds from sale of properties and investments .....................           9,291          18,502          96,654
Acquisitions, net of cash acquired ...................................         (89,359)             --        (148,922)
Change in restricted cash in escrow ..................................           1,357           1,046          (4,539)
Deferred acquisition costs and other .................................          (5,680)         (4,577)         (2,711)
                                                                            ----------      ----------      ----------
          Net cash used in investing activities ......................        (150,073)        (46,704)       (122,017)
                                                                            ----------      ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt .............................         457,870          85,590         549,235
Principal payments on long-term debt .................................        (358,639)       (142,088)       (448,107)
Sale of common stock .................................................              --          89,736              --
Proceeds from exercise of stock options ..............................             386           8,343             234
Preferred stock dividends paid .......................................              --            (241)           (289)
Purchase of treasury stock ...........................................          (4,922)         (1,987)         (1,992)
Deferred financing costs paid ........................................         (15,383)             --         (18,980)
                                                                            ----------      ----------      ----------
          Net cash provided by financing activities ..................          79,312          39,353          80,101
                                                                            ----------      ----------      ----------

Effect of exchange rates on cash .....................................           1,280            (948)         (1,025)
                                                                            ----------      ----------      ----------
Net increase (decrease) in cash ......................................         (30,874)         46,671           1,492
Cash, beginning of period ............................................          59,761          13,090          11,598
                                                                            ----------      ----------      ----------
Cash, end of period ..................................................      $   28,887      $   59,761      $   13,090
                                                                            ----------      ----------      ----------

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of RailAmerica, Inc. and all of its subsidiaries (the "Company"). All of RailAmerica's consolidated subsidiaries are wholly-owned except Empresa De Transporte Ferroviario S.A. ("Ferronor"), a Chilean railroad, in which the Company has a 55% equity interest. All intercompany balances and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to the 2002 presentation.

         We are currently in various stages of discussions with several parties to sell our Australian railroad, Freight Australia. We have engaged investment advisors and expect a sale within the next year. Accordingly, Freight Australia has been presented as discontinued operations on the consolidated statements of income. (See Note 20.)

         In January 2003, the Company announced its intention to sell its 55% equity interest in Ferronor, its Chilean railroad operations. As a result, Ferronor has been presented as a discontinued operation in the financial statements. (See Note 21.)

         The Company's principal operations consist of rail freight transportation in North America, Chile, Argentina and Australia.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid instruments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash in demand deposit accounts, which at times may exceed insurance limits. As of December 31, 2002, the Company had approximately $28 million of cash in excess of insurance limits.

         PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment, which are recorded at historical cost, are depreciated and amortized on a straight-line basis over their estimated useful lives. Costs assigned to property purchased as part of an acquisition are based on the fair value of such assets on the date of acquisition.

         The Company self-constructs portions of its track structure and rebuilds certain of its rolling stock. In addition to direct labor and material, certain indirect costs are capitalized. Expenditures which significantly increase asset values or extend useful lives are capitalized. Repairs and maintenance expenditures are charged to operating expense when the work is performed.

         The Company uses the group method of depreciation under which a single depreciation rate is applied to the gross investment in its track assets. Upon normal sale or retirement of track assets, cost less net salvage value is charged to accumulated depreciation and no gain or loss is recognized. The Company periodically reviews its assets for impairment by comparing the projected undiscounted cash flows of those assets to their recorded amounts. Impairment charges are based on the excess of the recorded amounts over their estimated fair value, as measured by the discounted cash flows.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

         The Company incurs certain direct labor, contract service and other costs associated with the development and installation of internal-use computer software. Costs for newly developed software or significant enhancements to existing software are capitalized. Research, preliminary project, operations, maintenance and training costs are charged to operating expense when the work is performed.

         Depreciation has been computed using the straight-line method based on estimated useful lives as follows:

                Buildings and improvements                          20-33 years
                Railroad track                                      30-40 years
                Railroad track improvements                          3-10 years
                Locomotives, transportation and other equipment      5-30 years
                Office equipment and capitalized software            5-10 years

         INCOME TAXES

         The Company utilizes the liability method of accounting for deferred income taxes. This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are also established for the future tax benefits of loss and credit carryovers. The liability method of accounting for deferred income taxes requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

         REVENUE RECOGNITION

         The Company recognizes transportation revenue after the freight has been moved from origin to destination. Other revenue is recognized as service is performed.

         FOREIGN CURRENCY TRANSLATION

         The financial statements and transactions of the Company's foreign operations are maintained in their local currency, which is their functional currency, except for Chile, where the U.S. dollar is used as the functional currency. Where local currencies are used, assets and liabilities are translated at current exchange rates in effect at the balance sheet date. Translation adjustments, which result from the process of translating the financial statements into U.S. dollars, are accumulated in the cumulative translation adjustment account, which is a component of accumulated other comprehensive loss in stockholders' equity. Revenues and expenses are translated at the average exchange rate for each period. Gains and losses from foreign currency transactions are included in net income. At December 31, 2002, accumulated other comprehensive loss included ($29.4) million of cumulative translation adjustments.

         STOCK-BASED COMPENSATION

         As of December 31, 2002, the Company has three stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock -Based Compensation," to stock-based employee compensation.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

                                                                                Year Ended December 31,
                                                                         ------------------------------------
                                                                            2002         2001         2000
                                                                         ----------   ----------   ----------
Net income, as reported ..............................................   $    2,153   $   17,038   $   11,661
Less: Total stock-based employee compensation determined under
fair value based method for all awards, net of related tax effects ...       (4,257)      (4,349)      (3,585)
                                                                         ----------   ----------   ----------
Pro forma net income (loss) ..........................................   $   (2,104)  $   12,689   $    8,076
                                                                         ==========   ==========   ==========
Earnings (loss) per share:
    Basic-as reported ................................................   $     0.07   $     0.78   $     0.61
                                                                         ----------   ----------   ----------
    Basic-pro forma ..................................................   $    (0.07)  $     0.58   $     0.41
                                                                         ----------   ----------   ----------
    Diluted-as reported ..............................................   $     0.07   $     0.74   $     0.61
                                                                         ----------   ----------   ----------
    Diluted-pro forma ................................................   $    (0.07)  $     0.54   $     0.41
                                                                         ----------   ----------   ----------

         RECENT ACCOUNTING PRONOUNCEMENTS

         On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Under SFAS No. 142, goodwill and identifiable intangible assets with an indefinite life will no longer be amortized; however, both goodwill and other intangible assets will need to be tested at least annually for impairment. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets, excluding goodwill and intangible assets, to be held and used or disposed of. While the adoption of these pronouncements did not have a material impact on the Company's consolidated financial statements, SFAS No. 144 will require the Company to report the results of operations of a railroad that has been disposed of or is being held for disposal in discontinued operations.

         In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 is effective for the Company's fiscal year beginning January 1, 2003, and requires the Company to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The adoption of this pronouncement did not have a material impact on the Company's financial statements.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145, requires that debt extinguishments used as part of a company's risk management strategy should not be classified as an extraordinary item. The requirement to reclassify debt extinguishments is effective for fiscal years beginning after May 15, 2002. The Company has adopted SFAS No. 145 as of January 1, 2003 and reclassified $4.5 million, $0.2 million and $3.1 million of extraordinary charges, net of tax, to continuing operations in 2002, 2001 and 2000, respectively. The Company has also reclassified $0.9 million of extraordinary charges, net of tax, to discontinued operations in 2000. (See Note 20.)

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146, which is effective for exit or disposal activities initiated after December 31, 2002, requires that a liability for a cost associated with an exit or disposal activity is recognized at fair value when the liability is incurred rather than when management commits to an exit or disposal plan. The adoption of this pronouncement did not have a material impact on the Company's financial statements.

         In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others: an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34," which is effective for guarantees issued or modified after December 31, 2002. This Interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

         under guarantees. This Interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of a guarantee for the obligations the guarantor has undertaken in issuing that guarantee. The adoption of this pronouncement did not have a material impact on the Company's financial statements.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation- Transition and Disclosure." SFAS No. 148, which is effective for fiscal years ending after December 15, 2002, provides alternative methods of transition for voluntary changes to the fair value based method of accounting for stock-based employee compensation and requires prominent disclosure in both annual and interim financial statements about the method used on reported results. The adoption of this pronouncement did not have a material impact on its financial statements.

         In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," which is effective immediately for variable interest entities created after January 31, 2003, and applies in the first interim period beginning after June 15, 2003 for variable interest entities created before February 1, 2003. FIN 46 addresses the consolidation of variable interest entities through identification of a primary beneficiary. The adoption of this pronouncement did not have a material impact on the Company's financial statements.

2.       EARNINGS PER SHARE

         Basic earnings per share is calculated using the weighted average number of common shares outstanding during the year while income from continuing operations is reduced by preferred stock dividends and accretion.

         Diluted earnings per share is calculated using the sum of the weighted average number of common shares outstanding plus potentially dilutive common shares arising out of stock options, warrants and convertible securities. Options and warrants totaling 4.4 million, 1.2 million and
         4.3 million were excluded from the diluted earnings per share calculation for the years ended December 31, 2002, 2001 and 2000, respectively, as well as assumed conversion of $21.8 million (2.2 million shares) of convertible debentures in 2001 and 2002 and $29.2 million (3.1 million shares) of convertible preferred stock and convertible debentures in 2000, as such securities were anti-dilutive.

         The following is a summary of the income from continuing operations available for common stockholders and weighted average shares outstanding (in thousands):

                                                                                 Year Ended December 31,
                                                                         -------------------------------------
                                                                            2002         2001        2000
                                                                         ----------   ----------   ----------
Income from continuing operations ....................................   $    2,482   $    6,829   $   (5,361)
Preferred stock dividends and accretion ..............................            -         (298)        (670)
                                                                         ----------   ----------   ----------
Income from continuing operations available
    to common stockholders (basic) ...................................        2,482        6,531       (6,031)
Interest on convertible debt .........................................            -            -            -
Preferred stock dividends and accretion ..............................            -            -            -
                                                                         ----------   ----------   ----------
Income from continuing operations available
    to common stockholders (diluted) .................................   $    2,482   $    6,531   $   (6,031)
                                                                         ==========   ==========   ==========

Weighted average shares outstanding (basic) ..........................       32,047       21,510       18,040
Assumed conversion:

    Options and warrants .............................................          573        1,196            -
    Convertible debentures and preferred stock .......................            -            -            -
                                                                         ----------   ----------   ----------
Weighted average shares outstanding (diluted) ........................       32,620       22,706       18,040
                                                                         ==========   ==========   ==========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.       DISCONTINUED OPERATIONS

         In January 2003, the Company announced its intent to sell its 55% equity interest in Ferronor, its Chilean railroad operations. The Company expects to sell this ownership interest within the next twelve months, therefore, the results of operations are reported in discontinued operations, net of applicable income taxes, for all periods presented. In addition, the liabilities and assets of Ferronor have been reclassified as assets and liabilities of discontinued operations on the December 31, 2002 balance sheet (see Note 8 for description of long-term debt). Gains realized on the sale of this business will be reported in the period in which the divestiture is complete.

         The results of operations for Ferronor were as follows (in thousands):

                                                                         For the twelve months ended December 31,
                                                                         ----------------------------------------
                                                                            2002           2001          2000
                                                                         ----------     ----------     ----------
Operating revenue                                                        $   22,619     $   22,085     $   22,873

Income from discontinued operations                                      $      974     $    1,590     $    1,299
                                                                                 10           (108)           (50)
                                                                         ----------     ----------     ----------

Income from discontinued operations, net of tax                          $      984     $    1,482     $    1,249
                                                                         ==========     ==========     ==========

         The major classes of assets and liabilities for Ferronor were as follows (in thousands):

                                                                         For the twelve months ended
                                                                                 December 31,
                                                                            2002             2001
                                                                         ----------       ----------
Accounts receivable, net                                                 $    3,767       $    3,496
Inventory                                                                       939              976
Other current assets                                                          1,128            1,215
                                                                         ----------       ----------
   Total current assets                                                       5,834            5,687
Property, plant and equipment, net                                           49,857           49,621
Other assets                                                                    498              250
                                                                         ----------       ----------
     Total assets                                                        $   56,189       $   55,558
                                                                         ==========       ==========

Current maturities of long- term debt                                    $    6,743       $    6,853
Accounts payable                                                              2,003            1,962
Accrued expenses                                                              2,878            3,413
                                                                         ----------       ----------
    Total current liabilities                                                11,624           12,228
Long-term debt, less current maturities                                      12,427           17,230
Subordinated debt                                                             1,670            2,147
Minority interest and other liabilities                                      13,186           11,709
                                                                         ----------       ----------
     Total liabilities                                                   $   38,907       $   43,314
                                                                         ==========       ==========

         In February 2000, the Company finalized its plan to sell its trailer manufacturing operations which consisted of Kalyn/Siebert, L.P. ("KSLP") and Kalyn/Siebert Canada ("KSC"). This business has been accounted for as a discontinued operation and results of operations have been excluded from continuing operations in the consolidated statements of operations for all periods presented.

         In December 2000, the Company sold KSLP for $32.5 million in cash, including $3.5 million which was in escrow at December 31, 2000. A gain of $21.0 million was recognized. In December 2000, the Company sold substantially all of the assets and business of KSC for $6 million in cash, including $2 million which

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.       DISCONTINUED OPERATIONS, continued

         was in escrow at December 31, 2000. A loss of $2.6 million was recognized. As of December 31, 2002 and 2001, $0 and $2.2 million remained in escrow under terms of the sale agreements.

         Total revenue for the trailer manufacturing business was $34.7 million for the year ended December 31, 2000. Interest expense of $7.3 million was charged to the manufacturing business in 2000, representing the interest expense for the portion of the asset sale bridge note, which was repaid with the proceeds from the sale of the trailer manufacturing business. Loss before income taxes for the trailer manufacturing business was $4.9 million for the year ended December 31, 2000.

         See footnote 20 for more information on discontinued operations.

4.       ACQUISITIONS

         On January 4, 2002, the Company acquired StatesRail, Inc. ("StatesRail"), a privately owned group of railroads headquartered in Dallas, Texas, which owned and operated eight railroads (including seven freight railroads and a tourist railroad in Hawaii) with 1,647 miles of track in 11 states. Total consideration for the acquisition was $90 million, consisting of $67 million in cash and 1.7 million shares of the Company's common stock valued at $23 million. At December 31, 2002 there was $4.0 million in escrow outstanding relating to the purchase. The following table presents the balances of each major asset and liability caption of StatesRail as of the acquisition date (in thousands):

        StatesRail, Inc.                 January 4, 2002
        ----------------                 ---------------
Cash                                       $       105
Accounts receivable, net                         9,062
Other current assets                             2,128
                                           -----------
     Total current assets                       11,295
Property, plant, and equipment, net            110,883
Other assets                                     4,000
                                           -----------
               Total assets                $   126,178
                                           ===========

Current portion of long-term debt          $        60
Accounts payable                                 4,622
Accrued expenses                                 9,079
                                           -----------
     Total current liabilities                  13,761
Long-term debt                                   1,457
Deferred income taxes                           25,907
                                           -----------
               Total liabilities           $    41,125
                                           ===========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.       ACQUISITIONS, continued

         On January 8, 2002, the Company acquired ParkSierra Corp. ("ParkSierra"), a privately owned group of railroads headquartered in Napa, California, which owned and operated three freight railroads with 703 miles of track in four western states. Total consideration for the acquisition was $48 million, consisting of $23 million in cash and 1.8 million shares of the Company's common stock valued at $25 million. At December 31, 2002 there was $2.1 million in escrow outstanding relating to the purchase. The following table presents the balances of each major asset and liability caption of ParkSierra as of the acquisition date (in thousands):

        ParkSierra Corp.                 January 8, 2002
        ----------------                 ---------------
Cash                                     $           899
Accounts receivable, net                           3,793
Other current assets                               1,664
                                         ---------------
     Total current assets                          6,356
Property, plant, and equipment, net               62,226
                                         ---------------
               Total assets              $        68,582
                                         ===============

Accounts payable                         $         1,937
Accrued expenses                                   1,266
                                         ---------------
     Total current liabilities                     3,203
Deferred income taxes                             19,055
Other long-term liabilities                          108
                                         ---------------
               Total liabilities         $        22,366
                                         ===============

         The cash components of the StatesRail and ParkSierra acquisitions were financed through available cash and an additional $50 million term loan under the Company's prior senior credit facility (see Note 8).

         The results of operations of StatesRail and ParkSierra have been included in the Company's consolidated financial statements since the dates of their respective acquisitions.

         The following unaudited pro forma summary presents the consolidated results of operations for the Company as if the acquisitions of StatesRail and ParkSierra had occurred at the beginning of 2001 and does not purport to be indicative of what would have occurred had the acquisition been made as of that date or results which may occur in the future (in thousands, except per share data).

                                                              For the Twelve
                                                               Months Ended
                                                               December 31,
                                                                   2001
                                                              --------------
Operating revenue........................................       $   330,305
Income from continuing operations........................       $    14,301
Net income...............................................       $    27,607
Income from continuing operations per share - diluted....       $      0.49
Net income per share - diluted...........................       $      0.91

         In January 2002, the Company submitted a bid for the acquisition of National Rail and FreightCorp, two government-owned railroads in Australia. Subsequently, the Company was notified that another entity was awarded the bid. Accordingly, the Company recorded a charge in selling, general and administrative expense during the year ended 2002 of $3.3 million for the direct costs incurred in preparing, submitting and financing the bid.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.       ACQUISITIONS, continued

         On February 4, 2000, the Company acquired RailTex, Inc. for $128 million in cash, assumption of $105.3 million in debt and 6.6 million shares of the Company's common stock valued at $60.9 million. RailTex, the operator of 25 railroads with over 4,100 miles of rail lines in North America, became a wholly-owned subsidiary of the Company. As part of the purchase price and in accordance with EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination", the Company recorded liabilities of $11.2 million which related to severance and change of control payments to former RailTex employees. The separation cost activity was as follows (in thousands):

                                                              Separation Costs
                                                              ----------------
Balance February 2, 2000.................................         $ 11,200
Payments.................................................           (8,259)
                                                                  --------
Balance December 31, 2000................................            2,941
Payments.................................................           (1,154)
Adjustment to purchase price.............................             (729)
                                                                  --------
Balance December 31, 2001................................            1,058
Payments.................................................             (240)
                                                                  --------
Balance December 31, 2002................................         $    818
                                                                  ========

         The RailTex acquisition was accounted for as a purchase and its results were included since the date of acquisition. On a pro forma basis (unaudited), as if the acquisition of RailTex had occurred on January 1, 2000, the Company's operating revenue, income from continuing operations and diluted earnings per share would have been $372.0 million, $11.7 million and $0.57, respectively. This does not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2000 or of results which may occur in the future.

5.       DISPOSITIONS

         In December 2002, the Company sold a right-of-way in South Carolina for total consideration of $4.25 million consisting of cash of $1.05 million and a short-term note of $3.2 million. The short-term note bears interest at 7.5% and is due on October, 31, 2003. The net gain on the transaction was $3.5 million.

         In May 2002, the Company sold the Texas New Mexico Railroad and certain operating assets for total consideration of $2.25 million consisting of cash of $0.55 million, a short-term note of $0.85 million and a long-term note of $0.85 million, resulting in a net gain of $0.8 million which is included in discontinued operations. The results of operations for the Texas New Mexico Railroad were not material. The short-term note accrued interest at 10% and was due on November 15, 2002 and the long-term note accrues interest at 7% and is due on May 24, 2007. In December 2002, $0.4 million was paid on the short-term note, $0.15 million was added to the long-term note due on May 24, 2007 and the remaining balance of $0.3 million was extended until December 11, 2006 at an interest rate of 7%.

         In March 2002, the Company sold the Georgia Southwestern Railroad and certain operating assets for total consideration of $7.1 million, including a long-term note for $0.8 million, resulting in a gain of $4.5 million. The note receivable bears interest at 5% and is due February 28, 2007. The results of operations for the Georgia Southwestern Railroad were not material.

         During 2001, the Company sold Dakota Rail, Inc. for $7.6 million, resulting in a net gain of $3.9 million. In addition, the Company sold other non-core assets resulting in a net gain of $2.5 million.

         During 2000, the Company sold several railroads and other non-core assets for total proceeds of $44.0 million, resulting in a net gain of $11.2 million.

         See notes 20 and 21 for discussions of sale of Freight Australia and Ferronor.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.       OTHER BALANCE SHEET DATA

         Other current assets consist of the following as of December 31, 2002 and 2001 (in thousands):

                                    2002        2001
                                 ---------   ---------
Track supplies...............    $  13,889   $   7,702
Prepaid expenses and other...        8,540       6,502
                                 ---------   ---------
                                 $  22,429   $  14,204
                                 =========   =========

         Accrued expenses consist of the following as of December 31, 2002 and 2001 (in thousands):

                                             2002       2001
                                          ---------  ---------
Accrued interest expense..............    $   8,254  $   8,382
Accrued compensation and benefits.....        8,625      5,893
Other accrued liabilities.............       21,541     25,614
                                          ---------  ---------
                                          $  38,420  $  39,889
                                          =========  =========

7.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consist of the following as of December 31, 2002 and 2001 (in thousands):

                                          2002         2001
                                       -----------  -----------
Land...............................    $   182,004  $   133,643
Buildings and improvements.........         18,747       15,963
Railroad track and improvements....        638,743      504,491
Locomotives, transportation and
 other equipment...................        152,426      147,489
                                       -----------  -----------
                                           991,920      801,586
Less: accumulated depreciation.....         87,667       62,811
                                       -----------  -----------
                                       $   904,253  $   738,775
                                       ===========  ===========

         The Company completed $8.4 million in locomotive sale/leaseback transactions in 2001.

8.       LONG-TERM DEBT AND LEASES

         Long-term debt consists of the following as of December 31, 2002 and 2001 (in thousands):

                                                                          2002         2001
                                                                      -----------  ----------
Senior credit facilities, see below...............................    $   375,000  $  267,752
Credit facility with Banco de Desarrollo (Ferronor)...............             --      11,678
Credit facility with Banco Security (Ferronor)....................             --       7,325
Other long-term debt..............................................         12,321      14,932
                                                                      -----------  ----------
                                                                          387,321     301,687
Less current maturities...........................................          4,200      24,484
                                                                      -----------  ----------
    Long-term debt, less current maturities.......................    $   383,121  $  277,203
                                                                      ===========  ==========

         In May 2002, the Company refinanced its senior credit facility, including $50 million borrowed in connection with the January 2002 acquisitions of ParkSierra and StatesRail. The new senior debt facility includes a $375 million Term B loan facility consisting of $265 million of U.S. Term Loans, $50 million of Canadian Term Loans and $60 million of Australia Term Loans with a 1% annual principal amortization for seven years and the balance due in 2009, and a $100 million revolver with sub-limits equal to $82.5 million in the United States, $10 million in Canada and $7.5 million in Australia. The revolver is due in

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.       LONG-TERM DEBT AND LEASES, continued

         2008. The interest rate on the Term B debt and the revolver is LIBOR + 2.50% (4.00% at December 31, 2002). There were no outstanding balances under the revolver at December 31, 2002. The senior credit facility is collateralized by substantially all of the assets of the Company, excluding its investment in Ferronor.

         The senior credit facility and the indenture governing our senior subordinated notes include numerous covenants imposing significant financial and operating restrictions on the Company. The covenants limit the Company's ability to, among other things: incur more debt or prepay existing debt, redeem or repurchase the Company's common stock, pay dividends or make other distributions, make acquisitions or investments, use assets as security in other transactions, enter into transactions with affiliates, merge or consolidate with others, dispose of assets or use asset sale proceeds, create liens on the Company's assets, make certain payments or capital expenditures and extend credit. In addition, the senior credit facility also contains financial covenants that require the Company to meet a number of financial ratios and tests. The Company was in compliance with each of these covenants as of December 31, 2002.

         During the year ended December 31, 2001, the Company prepaid $19.1 million of long-term debt with cash received from the sale of common stock. Based on this reduction, an extraordinary charge of approximately $0.2 million, net of income tax of $0.1 million, was recorded in the third quarter of 2001 from the write-off of deferred loan costs from this early extinguishment of debt.

         In February 2000, the Company entered into a credit agreement and two bridge notes in connection with the acquisition of RailTex and the refinancing of most of the Company's and RailTex's existing debt. The credit agreement provided (i) a $125 million Term A loan, bearing interest at LIBOR plus 2.50% (4.44% at December 31, 2001), (ii) a $205 million Term B loan, initially bearing interest at LIBOR plus 3.25% (5.19% at December 31, 2001), and (iii) a $50 million revolving credit facility which included $30 million of U.S. dollar denominated loans, $10 million of Canadian dollar denominated loans and $10 million of Australian dollar denominated loans with an interest rate of LIBOR plus 2.50%. All of the capital stock of the Company's U.S. subsidiaries, 65% of the capital stock of the Canadian and Australian subsidiaries and the majority of the assets of the Company's subsidiaries served as collateral for the senior credit facilities. These term loans were repaid in connection with the May 2002 refinancing discussed above.

         In connection with the February 2000 debt refinancing, the Company recorded an extraordinary charge of $2.2 million for early extinguishments of debt, net of income taxes.

         The aggregate annual maturities of long-term debt are as follows (in thousands):

2003........     $  4,200
2004........        4,344
2005........        4,448
2006........        4,493
2007........        4,543
Thereafter..      365,293
                 --------
                 $387,321
                 ========


         During the years ended December 31, 2002, 2001 and 2000 interest of approximately $584, $668, and $1,257, respectively, was capitalized for on-going capital improvement projects.

         On May 4, 2000, the Company entered into two interest rate swap agreements for a total notional amount of $212.5 million. The agreements, which had a term of three years, required the Company to pay a fixed interest rate of 7.23% while receiving a variable interest rate equal to the 90 day LIBOR rate. In May 2001,

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.       LONG-TERM DEBT AND LEASES, continued

         the interest rate swap agreements were extended for two years and the fixed pay rate was reduced to 6.723%. In connection with the refinancing in May 2002, the Company terminated these existing interest rate swaps. Because these hedging instruments were designated as hedges of the cash flows under the previous senior debt facility, SFAS No. 133 required the entire balance in other accumulated comprehensive loss to be charged to earnings. Accordingly, a charge of $17.1 million was recorded in other income (expense) during the year ended December 31, 2002. In addition, the Company recorded an extraordinary charge of $4.5 million, net of income taxes of $2.2 million, to write off the unamortized deferred loan costs relating to the prior senior credit facility, as of the date of refinancing.

         In connection with the refinancing of the senior credit facility in May, the Company, as required under its new senior credit facility, entered into two step-up collars for a total notional amount of $75 million with an effective date of November 24, 2002 and expiring on November 24, 2004. Under the terms of these collars, the LIBOR component of the Company's interest rates can fluctuate within specified ranges. From November 24, 2002 through May 24, 2003, the floor and cap are 2% and 4.5%, from May 24, 2003 through November 24, 2003, the floor and cap are 2.5% and 4.75%, from November 24, 2003 through May 24, 2004, the floor and cap are 3.5% and 5.5% and from May 24, 2004 through November 24, 2004, the floor and cap are 4% and 5.75%. The collars qualify and are accounted for as cash flow hedges under SFAS No. 133. On November 8, 2002, the Company entered into two interest rate swaps for a total amount of $300 million for the period commencing December 5, 2002 through December 5, 2003. Under the terms of the interest rate swaps, the LIBOR component of the Company's interest rate is fixed at 1.62% on $300 million of debt. The swaps qualify and are accounted for as cash flow hedges under SFAS No. 133.

         Leases

         The Company has several equipment finance leases for equipment. Certain of these leases are accounted for as capital leases and are presented separately below. The minimum annual lease commitments at December 31, 2002 are as follows (in thousands):

                    CAPITAL        OPERATING
                    LEASES          LEASES
                    -------       ----------
2003.........       $    80       $   19,417
2004.........           204           17,238
2005.........           288           16,463
2006.........           311           14,425
2007.........           337           12,591
Thereafter...           400           17,836
                    -------       ----------
                    $ 1,620       $   97,970
                    =======       ==========

         Rental expense under operating leases was approximately $24.4 million, $16.0 million, and $9.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.       LONG-TERM DEBT AND LEASES, continued

         The following table presents Ferronor's long-term debt balances, which are included in Long-term liabilities of discontinued operations in the balance sheet for the year ended December 31, 2002 (in thousands):

                                                                          2002         2001
                                                                      -----------  ----------
Credit facility with Banco de Desarrollo, see below...............          9,491      11,678

Credit facility with Banco Security, interest rate
rate of 4.50% - 7.00%.............................................          5,813       7,325
Other long-term debt..............................................          3,866       5,080
                                                                      -----------  ----------
                                                                           19,170      24,083
Less current maturities...........................................          6,743       6,853
                                                                      -----------  ----------
    Long-term debt, less current maturities.......................    $    12,427  $   17,230
                                                                      ===========  ==========

         In February 1999, Ferronor refinanced certain short-term debt with Banco de Desarrollo. The refinancing consists of two credit lines. The first credit line is a $5.0 million facility which bears interest at the interbank cost plus 1.75% (9.05% at December 31, 2002) with interest to be paid over 120 equal monthly installments and principal to be paid over 96 equal installments beginning two years from the funding. The second credit line is a $7.7 million facility which bears interest at LIBOR plus 2.75% (4.25% at December 31, 2002) and is payable in 120 equal monthly installments (including interest).

9.       SUBORDINATED DEBT

         In August 2000, RailAmerica Transportation Corp. ("RTC"), a wholly-owned subsidiary of the Company, sold units consisting of $130.0 million of 12-7/8% senior subordinated notes due 2010 and warrants to purchase 1,411,414 shares of the Company's common stock in a private offering, for gross proceeds of $122.2 million after deducting the initial purchasers' discount. All of the Company's U.S. subsidiaries are guarantors of the senior subordinated notes. The net proceeds received from the issuance of the units were used to pay $115.0 million of then-existing debt and approximately $1.8 million of term loans under the Company's senior credit facilities, resulting in an extraordinary charge of $1.8 million, net of taxes, associated with the early extinguishment of debt. The warrants, which have an exercise price of $6.60 per share and expire on August 15, 2010, were valued at $5.1 million and are being amortized as additional interest expense over ten years, the term of the senior subordinated notes.

         Prior to August 15, 2003, the Company may redeem up to 35% of the senior subordinated notes at a redemption price of 112.875% of their principal amount with the proceeds from an equity offering. From August 16, 2003 through August 14, 2005, the Company may not redeem the senior subordinated notes and subsequent to August 14, 2005, the Company may redeem the senior subordinated notes for 106.438% of their principal amount. The premium reduces annually on a sliding scale until they may be redeemed at their principal amount commencing August 15, 2008.

         In June 2000, the Company engaged an investment banking firm to assist the Company's Board of Directors in evaluating the issuance of the senior subordinated notes, for which it issued three-year warrants to purchase 150,000 shares of the Company's common stock. Of these warrants, 75,000 are at an exercise price of $5.50 and 75,000 are at an exercise price of $6.50. These warrants were exercised during 2001.

         In August 1999, the Company issued $22.5 million aggregate principal amount of junior convertible subordinated debentures. Interest on the debentures accrues at the rate of 6% per annum and is payable

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.       SUBORDINATED DEBT, continued

         semi-annually. The debentures are convertible, at the option of the holder, into shares of RailAmerica at a conversion price of $10. The debentures which mature on July 31, 2004, are general unsecured obligations and rank subordinate in right of payment to all senior indebtedness. At RailAmerica's option, the debentures may be redeemed at par plus accrued interest, in whole or in part, if the closing price of RailAmerica's common stock is above $20 for 10 consecutive trading days. During 2001 and 2000, $0.39 million and $0.35 million, respectively, of the junior convertible subordinated debentures were converted into common stock.

         The Company recognized a $2.3 million charge in the fourth quarter of 2000 for the beneficial conversion feature included in the junior convertible subordinated debentures. This charge is shown as the cumulative effect of an accounting change.

10.      COMMON STOCK TRANSACTIONS

         In December 2001, the Company closed on the private placement sale of
         4.3 million shares of its common stock for $12.50 per share, resulting in net proceeds of $51.5 million. The proceeds from this private placement were used to finance the StatesRail and ParkSierra acquisitions, which are described in Note 4, as well as the reduction of debt and other general corporate purposes. In connection with this private placement, the Company issued 18-month warrants to purchase 100,000 shares of common stock at an exercise price of $13.75 per share to the placement agents.

         In June 2001, the Company closed on the private placement sale of 3.8 million shares of its common stock for $10.75 per share, resulting in net proceeds of $38.2 million. The proceeds from this private placement were used to reduce debt and for general corporate purposes. In connection with this private placement, the Company issued 18-month warrants to purchase 200,000 shares of common stock at an exercise price of $11.825 per share to the placement agents.

10.      COMMON STOCK TRANSACTIONS, continued

         The Company occasionally repurchases its common stock under its share repurchase program. Such repurchases are limited to $5 million per year pursuant to its borrowing arrangements. In July 2002, the Board of Directors authorized a 2 million share repurchase program through December 31, 2003, subject to restrictions under the Company's borrowing arrangements. During the year ended December 31, 2002, the Company repurchased 530,500 shares at a total cost of $4.9 million.

         As of December 31, 2002, the Company has a total of 3,069,564 warrants outstanding with exercise prices ranging from $6.60 to $13.75 and with expiration dates ranging from March 26, 2003 to August 15, 2010.

11.      INCOME TAX PROVISION

         Income from continuing operations before income taxes for the years ended December 31, 2002, 2001 and 2000 consists of (in thousands):

                              2002        2001        2000
                           ---------   ---------   ---------
Domestic...............    $  (1,184)  $   6,629   $ (21,375)
Foreign subsidiaries...        5,629       1,971      13,999
                           ---------   ---------   ---------
                           $   4,445   $   8,600   $  (7,376)
                           =========   =========   =========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.      INCOME TAX PROVISION, continued

         The provision for income taxes for the years ended December 31, 2002, 2001 and 2000 consists of (in thousands):

                                    2002        2001        2000
                                 ----------  ----------  ---------
Federal income taxes:
  Current....................    $      --   $      --   $     334
  Deferred...................       (2,341)        801       2,494
                                 ---------   ---------   ---------
                                    (2,341)        801       2,828
                                 ---------   ---------   ---------
State income taxes:
  Current....................        1,140         437         700
  Deferred...................         (795)        565      (1,548)
                                 ---------   ---------   ---------
                                       345       1,002        (848)
                                 ---------   ---------   ---------
Foreign income taxes
  Current....................        2,140       1,500       2,435
  Deferred...................          733       4,737       1,535
  Change in tax law..........           --      (3,177)         --
                                 ---------   ---------   ---------
                                     2,873       3,060       3,970
                                 ---------   ---------   ---------
Total income tax provision...    $     877   $   4,863   $   5,950
                                 =========   =========   =========

         The following summarizes the total income tax provisions for each of the years ended December 31, 2002, 2001 and 2000 (in thousands):

                                    2002       2001        2000
                                 ---------  ----------  -------
Continuing operations........    $  1,963   $  1,771    $  (2,015)
Discontinued operations......      (1,086)     3,092        7,965
                                 --------   --------    ---------
Total income tax provision...    $    877   $  4,863    $   5,950
                                 ========   ========    =========

         The differences between the U.S. federal statutory tax rate and the Company's effective rate from continuing operations are as follows (in thousands):

                                                         2002        2001       2000
                                                      ----------  ---------  -------
Income tax provision, at 35%......................    $   1,556   $   3,010  $ (2,572)
Net benefit due to difference between U.S. &
    Foreign tax rates.............................          275         232       775
Net benefit due to tax law changes in Canada......           --      (3,177)       --
Amortization of non-deductible warrants...........           --          --        --
Permanent differences.............................         (174)        170        --
State income taxes, net...........................         (744)        550        --

Other, net........................................         (171)        356      (320)
Valuation allowance...............................        1,221         630       (89)
                                                      ---------   ---------  --------
Tax provision.....................................    $   1,963   $   1,771  $ (2,206)
                                                      =========   =========  =========

         The Company files a consolidated U.S. income tax return with its domestic subsidiaries. For state income tax purposes, the Company and each of its domestic subsidiaries generally file on a separate return basis in the states in which they do business. The Company's foreign subsidiaries file income tax returns in their respective jurisdictions.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.      INCOME TAX PROVISION, continued

         The components of deferred income tax assets and liabilities as of December 31, 2002 and 2001 are as follows (in thousands):

                                           2002          2001
                                       ------------  -----------
Deferred tax assets:
Net operating loss carryforward....    $    44,346   $    26,178
Alternative minimum tax credit.....            783           783
Accrued expenses...................          5,889        12,973
Other..............................             --            24
                                       -----------   -----------
    Total deferred tax assets......         51,018        39,958
Less: valuation allowance..........         (5,563)       (3,357)
                                       -----------   -----------
    Total deferred tax assets, net.         45,455        36,601
Deferred tax liabilities:
Property, plant and equipment......        195,543       132,806
Deferred revenue...................             71           617
    Net deferred tax liability.....    $  (150,159)  $   (96,822)
                                       ===========   ===========

         The liability method of accounting for deferred income taxes requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. It is management's belief that it is more likely than not that a portion of the deferred tax assets will not be realized. The Company has established a valuation allowance of $5.6 million at December 31, 2002 and $3.4 million at December 31, 2001.

         The following is a summary of net operating loss carryforwards by jurisdiction as of December 31, 2002 (in thousands):

                       AMOUNT       EXPIRATION PERIOD
                    -----------     -----------------
U.S. - Federal      $    72,942         2011 - 2022
U.S. - State            164,037         2003 - 2022
Luxembourg                   21                None
Australia                34,656                None
Canada                    6,569         2003 - 2009
                    -----------
                    $   278,225
                    ===========


         As part of certain acquisitions, the Company acquired net operating loss carryforwards for federal and state income tax purposes. The utilization of the acquired tax loss carryforwards may be limited by the Internal Revenue Code Section 382. These tax loss carryforwards expire in the years 2003 through 2020.

         No provision was made in 2002 for U.S. income taxes on undistributed earnings of the Canadian or Australian subsidiaries as it is the intention of management to utilize those earnings in their respective operations for an indefinite period of time.

12.      STOCK OPTIONS

         The Company has stock option plans under which employees and non-employee directors may be granted options to purchase shares of the Company's common stock at the fair market value at the date of grant. Options generally vest in two or three years and expire in ten years from the date of the grant. The Company has adopted the disclosure-only provisions of SFAS No. 123. See Note 1 for the total compensation costs that would have been recognized in 2002, 2001, and 2000 if the stock options issued were valued based on the fair value at the grant date.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.      STOCK OPTIONS, continued

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000: dividend yield 0.0%, 0.0% and 0.0%; expected volatility of 46%, 41% and 41%; risk-free interest rate of 3.0%, 4.6% and 6.5%; and expected lives of 5, 5 and 5 years. The weighted average fair value of options granted for 2002, 2001 and 2000 were $4.52, $5.03, and $4.75, respectively.

         Information regarding the above options for 2002, 2001 and 2000 is as follows:

                                                  WEIGHTED                WEIGHTED
                                      NUMBER OF    AVERAGE   NUMBER OF     AVERAGE
                                     OUTSTANDING  EXERCISE    SHARES      EXERCISE
                                       SHARES       PRICE   EXERCISABLE     PRICE
                                     -----------  --------  -----------   -------
Outstanding at January 1, 2000.....   1,840,000   $   6.34
Granted............................   1,882,558   $   8.08
Exercised..........................     (48,969)  $   4.78
Forfeited..........................    (222,498)  $   7.64
                                     ----------              ---------
Outstanding at December 31, 2000...   3,451,091   $   7.23   1,937,858     $ 6.50
                                                             =========
Granted............................   1,494,289   $  11.72
Exercised..........................    (936,223)  $   5.31
Forfeited..........................     (62,855)  $   7.74
                                     ----------              ---------
Outstanding at December 31, 2001...   3,946,302   $   9.37   2,557,233     $ 8.70
                                     ----------              =========
Granted............................   1,876,000   $  10.31
Exercised..........................     (82,912)  $   6.79
Forfeited..........................     (98,159)  $  11.02
                                     ----------              ---------
Outstanding at December 31, 2002...   5,641,231   $   9.69   3,921,857     $ 9.25
                                     ----------              =========
Authorized at December 31, 2002....   6,113,893
                                     ==========

         The following table summarizes information about stock options outstanding at December 31, 2002:

                      OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                ---------------------------------   -------------------
                             WEIGHTED
                             AVERAGE     WEIGHTED              WEIGHTED
  RANGE OF                   REMAINING   AVERAGE                AVERAGE
  EXERCISE        NUMBER    CONTRACTUAL  EXERCISE    NUMBER    EXERCISE
   PRICE        OF OPTIONS     LIFE       PRICE    OF OPTIONS    PRICE
-------------   ----------  -----------  --------  ----------  --------
$3.50-$5.00       178,200     3.19        $ 4.53     178,200    $ 4.53
$5.01-$7.50       483,577     6.65        $ 6.52     483,577    $ 6.52

$7.51-$10.00     1,813,954    6.64        $ 8.77    1,777,892   $ 8.78
$10.01-$14.45    3,165,500    9.07        $11.00    1,482,188   $11.28
                 ---------                          ---------
                 5,641,231                          3,921,857
                 =========                          =========

         The Company maintains an Employee Stock Purchase Plan for all full-time employees. Each employee may have payroll deductions as a percentage of their compensation, not to exceed $25,000 per year. The purchase price equals 85% of the fair market value of a share of the Company's common stock on certain dates during the year. For the years ended December 31, 2002, 2001 and 2000, 25,081, 21,943 and 11,749 shares of common stock, respectively, were sold to employees under this plan.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.      NON-CASH INVESTING AND FINANCING ACTIVITIES

         Cash paid for interest from continuing operations during 2002, 2001 and 2000 was $41.0 million, $54.6 million and $41.2 million, respectively. Cash paid (received) for income taxes during 2002, 2001 and 2000 was $0.2 million, $(1.1) million and $4.0 million, respectively.

         The following table summarizes the net cash used in acquisitions, net of cash acquired, for the years ended December 31, 2002, 2001, and 2000 (in thousands):

                                                           2002         2001        2000
                                                       ----------    --------   ------------
Common stock issued for businesses acquired........    $   40,905    $     --   $     60,773
Debt issued for business acquired..................            --          --        105,376
Details of acquisitions:
    Working capital components, other than cash....           316          --          6,109
    Property and equipment.........................      (173,099)         --       (390,468)
    Other assets...................................            (9)         --         (6,980)
    Goodwill.......................................        (4,000)         --             --
    Notes payable and loans payable................         1,565          --          3,148
    Deferred income taxes payable..................        44,963          --         73,120
                                                       ----------   ---------   ------------
Net cash used in acquisitions......................    $  (89,359)  $      --   $   (148,922)
                                                       ==========   =========   ============

14.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and recorded a cumulative transition charge of $4.4 million, net of tax, to Accumulated Other Comprehensive Loss ("AOCL"). The standard requires that all derivatives be recorded on the balance sheet at fair value and establishes criteria for documentation and measurement of hedging activities.

         The Company currently uses derivatives to hedge against increases in fuel prices and interest rates. The Company formally documents the relationship between the hedging instrument and the hedged item, as well as the risk management objective and strategy for the use of the hedging instrument. This documentation includes linking the derivatives that are designated as cash flow hedges to specific assets or liabilities on the balance sheet, commitments or forecasted transactions. The Company assesses at the time a derivative contract is entered into, and at least quarterly, whether the derivative item is effective in offsetting the changes in fair value or cash flows. Any change in fair value resulting from ineffectiveness, as defined by SFAS No. 133, is recognized in current period earnings. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is recorded in AOCL as a separate component of Stockholders' Equity and reclassified into earnings in the period during which the hedge transaction affects earnings.

         The Company monitors its hedging positions and credit ratings of its counterparties and does not anticipate losses due to counterparty nonperformance.

         Fuel costs represented 7% of total revenues during 2002. Due to the significance of fuel expenses to the operations of the Company and the historical volatility of fuel prices, the Company periodically hedges against fluctuations in the price of its fuel purchases. Each one-cent increase in the price of fuel would result in $0.4 million of additional fuel expense on a monthly basis.

         The fuel hedging program includes the use of derivatives that are accounted for as cash flow hedges. As of December 31, 2002, the Company entered into a fuel swap agreement to hedge 750,000 gallons per month in 2003 (35% of estimated North American consumption) at an average price of 66 cents per gallon,

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.      FAIR VALUE OF FINANCIAL INSTRUMENTS, continued

         excluding transportation and taxes. The fair value of the fuel swap was a net receivable of 0.8 million at December 31, 2002.

         Interest on the Company's senior credit facility is payable at variable rates indexed to LIBOR. To partially mitigate the volatility of LIBOR, the Company entered into two interest rate swaps in May 2000. These swaps were accounted for as cash flow hedges under SFAS No. 133 and qualified for the short cut method of recognition. The interest rate swaps locked in a LIBOR rate of 7.23% on $212.5 million of debt for a three-year period. In 2001, the Company extended the interest rate swaps for two years and reduced the LIBOR rate to 6.723%. As noted in
         Note 8, the Company terminated its interest rate swaps and reclassified $17.1 million from accumulated other comprehensive loss against earnings during the year ended 2002, in connection with the refinancing of the senior credit facility.

         In June 2002, the Company, as required under its new senior credit facility, entered into two step-up collars for a total notional amount of $75 million with an effective date of November 24, 2002 and expiring on November 24, 2004. Under the terms of these collars, the LIBOR component of the Company's interest rates can fluctuate within specified ranges. From November 24, 2002 through May 24, 2003, the floor and cap are 2% and 4.5%, from May 24, 2003 through November 24, 2003, the floor and cap are 2.5% and 4.75%, from November 24, 2003 through May 24, 2004, the floor and cap are 3.5% and 5.5% and from May 24, 2004 through November 24, 2004, the floor and cap are 4% and 5.75%. The collars qualify and are accounted for as cash flow hedges under SFAS No. 133. The fair value of these collars was a net liability of $1.9 million at December 31, 2002.

         On November 8, 2002, the Company entered into two interest rate swaps for a total amount of $300 million for the period commencing December 5, 2002 through December 5, 2003. Under the terms of the interest rate swaps, the LIBOR component of the Company's interest rate is fixed at 1.62% on $300 million of debt. The swaps qualify and are accounted for as cash flow hedges under SFAS No. 133. The fair value of these swaps was a net liability of $0.6 million at December 31, 2002. Were the Company to refinance the debt with terms different than the terms of the debt currently hedged, the hedged transaction would no longer be effective and any deferred gains or losses would be immediately recognized into income.

         Fluctuations in the market interest rate will affect the cost of our remaining borrowings. Excluding the impact of our interest rate hedges, a 1% increase in interest rates would result in a $3.8 million increase in interest expense. At December 31, 2002, AOCL included a $1.7 million charge, net of taxes, relating to the interest rate collars and swaps.

         Management believes that the fair value of its senior long-term debt approximates its carrying value based on the variable rate nature of the financing, and for all other long-term debt based on current borrowing rates available with similar terms and maturities. The fair value of the senior subordinated notes is $136.5 million as of December 31, 2002, based on the quoted market price.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.      PENSION AND OTHER BENEFIT PROGRAMS

         The Company maintains a pension plan for a majority of its Canadian railroad employees, with both defined benefit and defined contribution components.

         DEFINED BENEFIT - The defined benefit component applies to approximately 60 employees who transferred employment directly from Canadian Pacific Railway Company ("CPR") to a subsidiary of RailLink, Ltd. The defined benefit portion of the plan is a mirror plan of CPR's defined benefit plan. The employees that transferred and joined the mirror plan were entitled to transfer or buy back prior years of service. As part of the arrangement, CPR transferred to the Company the appropriate value of each employee's pension entitlement.

         The following chart summarizes the benefit obligations, assets, funded status and rate assumptions associated with the defined benefit plan for the years ended December 31, 2002 and December 31, 2001 (in thousands):

                                                      January 1, 2002 to  January 1, 2001 to  January 1, 2000 to
                                                      December 31, 2002   December 31, 2001   December 31, 2000
                                                      ------------------  ------------------  ------------------
EXCHANGE RATE BEGINNING OF YEAR....................       $   0.63             $   0.67            $  0.69
EXCHANGE RATE END OF YEAR..........................       $   0.63             $   0.63            $  0.67
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of period..........       $  3,282             $  3,114            $ 2,853
Service cost.......................................             64                   60                 62
Interest cost......................................            230                  205                194
Plan participants' contributions...................             96                   89                 91
Actuarial loss.....................................            244                    0                  0
Benefits paid......................................             (6)                   0                 (3)
Foreign currency exchange rate changes.............              0                 (186)               (83)
                                                          --------             --------            -------
Benefit obligation at end of period................       $  3,910             $  3,282            $ 3,114
                                                          ========             ========            =======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of period...       $  3,164             $  3,201            $ 2,655
Actual return on plan assets.......................           (291)                 (54)               388
Employer contribution..............................            100                  101                106
Plan participants' contributions...................             97                  106                132
Benefits paid......................................             (6)                   0                 (3)
Foreign currency exchange rate changes.............              0                 (190)               (77)
                                                          --------             --------            -------

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair value of plan assets at end of period.........       $  3,064             $  3,164            $ 3,201
                                                          ========             ========            =======
Funded status - (accrued) benefit cost.............       $   (846)            $   (118)           $    87
                                                          ========             ========            =======
ASSUMPTIONS
Discount rate......................................           6.50%                7.00%              7.00%
Expected return on plan assets.....................           7.00%                8.00%              8.00%
Rate of compensation increase......................           4.00%                4.50%              4.50%
COMPONENTS OF NET PERIODIC BENEFIT COST IN PERIOD
Service cost.......................................       $     64             $     60            $    62
Interest cost......................................            230                  205                194
Expected return on plan assets.....................           (222)                (241)              (206)
Amortization of prior service cost.................             15                   15                 16
                                                          --------             --------            -------
Net periodic pension cost..........................       $     87             $     39            $    66
                                                          ========             ========            =======

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.      PENSION AND OTHER BENEFIT PROGRAMS, continued

         Freight Australia's employees participate in the Victorian government's superannuation funds. The contributions made by Freight Australia are as follows for the year ended December 31, 2002, 2001 and December 31, 2000 (in thousands):

                                                        2002      2001      2000
                                                      --------  --------   -------
Total contributions..............................     $  2,012  $  1,566   $  1,536
                                                      ========  ========   ========

         DEFINED CONTRIBUTION - The defined contribution component applies to a majority of the Company's Canadian railroad employees that are not covered by the defined benefit component. The Company contributes 3% of a participating employee's salary to the plan. Pension expense for the year ended December 31, 2002, 2001 and 2000 for the defined contribution members was $0.5 million, $0.3 million and $0.2 million, respectively.

         PROFIT SHARING PLAN - The Company maintains a contributory profit sharing plan as defined under Section 401(k) of the U.S. Internal Revenue Code. The Company made contributions to this plan at a rate of 50% of the employees' contribution up to a maximum annual contribution of $1,500 per eligible employee. An employee becomes 100% vested with respect to the employer contributions after completing five years of service. Employer contributions during the years ended December 31, 2002, 2001 and 2000 were approximately $644,000, $484,000 and $286,000, respectively.

16.      COMMITMENTS AND CONTINGENCIES

         In 2000, certain parties filed property damage claims totaling approximately $32.5 million against RaiLink Ltd. and RaiLink Canada Ltd., wholly-owned subsidiaries of RailAmerica, and others in connection with fires that allegedly occurred in 1998. The Company is vigorously defending these claims, and has insurance coverage to approximately $13.0 million to cover these claims. It is the opinion of management that the ultimate liability, if any, with respect to these matters will fall within the insurance coverage and that these claims will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

         In the ordinary course of conducting its business, the Company becomes involved in various legal actions and other claims, which are pending or could be asserted against the Company. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance, and it is reasonably possible that some of these matters may be decided unfavorably to the Company. It is the opinion of management that the ultimate liability, if any, with respect to these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

         The Company has a $4.7 million contingent obligation, under certain events of default or if line abandonment occurs, to the Canadian National Railroad in connection with its properties. The contingent obligation bears no interest and has no pre-defined terms of payment or maturity.

         The Company's operations are subject to extensive environmental regulation. The Company records liabilities for remediation and restoration costs related to past activities when the Company's obligation is probable and the costs can be reasonably estimated. Costs of ongoing compliance activities to current operations are expensed as incurred. The Company's recorded liabilities for these issues represent its best estimates (on an undiscounted basis) of remediation and restoration costs that may be required to comply with present laws and regulations. During the fourth quarter of 2001, the Company reduced its environmental liability by $1.9 million due to a change in environmental regulations. The remaining liabilities are not material. It is the opinion of management that the ultimate liability, if any, with respect to these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.      SEGMENT INFORMATION

         The Company's continuing operations have been classified into two business segments: North American rail transportation and International rail transportation. The North American rail transportation segment includes the operations of the Company's railroad subsidiaries in the United States and Canada, as well as corporate expenses. The international segment has been restated for the exclusion of the Australian and the Chilean operations except for total assets and capital expenditures, due to their reclassification to discontinued operations.

         Business and geographical segment information for the years ended December 31, 2002, 2001 and 2000 is as follows (in thousands):

         YEAR ENDED DECEMBER 31, 2002:

                                             NORTH AMERICA              INTERNATIONAL
                                             -------------              -------------
                        CONSOLIDATED   UNITED STATES     CANADA     CHILE       AUSTRALIA
                        ------------   -------------    --------    -----       ---------
Revenue..............    $  333,329      $ 274,252      $ 59,077   $     --     $      --
Depreciation and
  amortization.......    $   22,303      $  18,428      $  3,875   $     --     $      --
Income before
  income taxes.......    $    4,445      $      41      $  4,404   $     --     $      --
Interest expense         $   35,910      $  32,496      $  3,414   $     --     $      --
Total assets.........    $1,106,553      $ 715,615      $141,853   $ 56,189     $ 192,876
Capital expenditures     $   65,682      $  37,980      $  8,587   $  2,021     $  17,094

         YEAR ENDED DECEMBER 31, 2001:

                                            NORTH AMERICA              INTERNATIONAL
                                            -------------              -------------
                        CONSOLIDATED   UNITED STATES     CANADA     CHILE       AUSTRALIA
                        ------------   -------------    --------    -----       ---------
Revenue.............     $  246,116      $ 184,216      $ 61,900   $     --     $      --
Depreciation and
  amortization......     $   17,461      $  13,938      $  3,523   $     --     $      --
Income before
  income taxes......     $    8,600      $   6,329      $  2,271   $     --     $      --
Interest expense         $   42,034      $  35,469      $  6,565   $     --     $      --
Total assets........     $  891,168      $ 630,607      $ 87,952   $ 59,342     $ 113,267
Capital expenditures     $   61,675      $  29,148      $  9,869   $  2,444     $  20,214

         YEAR ENDED DECEMBER 31, 2000:

                                             NORTH AMERICA             INTERNATIONAL
                                             -------------             -------------
                        CONSOLIDATED   UNITED STATES     CANADA     CHILE       AUSTRALIA
                        ------------   -------------    --------    -----       ---------
Revenue...............   $  232,411      $ 169,354      $ 63,057   $     --     $      --
Depreciation and
  amortization........   $   17,884      $  14,052      $  3,832   $     --     $      --
Income (loss) before
  income taxes........   $   (7,376)     $ (21,128)     $ 13,752   $     --     $      --
Interest expense         $   50,000      $  49,569      $    431   $     --     $      --
Total assets..........   $  839,703      $ 635,746      $ 83,724   $ 57,629     $  62,604
Capital expenditures     $   62,499      $  24,566      $  9,570   $ 10,018     $  18,345

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.      UNAUDITED QUARTERLY FINANCIAL DATA

     All quarterly financial data has been restated for the inclusion of Freight Australia's and Ferronor's results in discontinued operations.

     Quarterly financial data for 2002 is as follows (in thousands, except per share amounts):

                                         FIRST     SECOND      THIRD     FOURTH
                                        QUARTER   QUARTER     QUARTER    QUARTER
                                       --------  ----------  ---------  ---------
Operating revenue..................    $ 82,028  $  82,860   $  84,831  $ 83,610
Operating income...................    $ 14,649  $  15,765   $  17,123  $ 18,374
Income(loss) from continuing
  operations.......................    $  2,961  $ (13,321)  $   6,172  $  6,670
Net income (loss)..................    $  5,143  $ (10,725)  $   5,913  $  1,822
Basic income (loss) from
  continuing operations per share..    $   0.09  $   (0.41)  $    0.19  $   0.20
Diluted income (loss) from
  continuing operations per share..    $   0.09  $   (0.41)  $    0.19  $   0.20

     Quarterly financial data for 2001 is as follows (in thousands, except per share amounts):

                                        FIRST      SECOND      THIRD     FOURTH
                                       QUARTER    QUARTER     QUARTER   QUARTER
                                       --------  ----------  ---------  --------
Operating revenue..................    $61,958   $   61,599  $  61,677  $ 60,882
Operating income...................    $10,895   $   11,715  $  13,157  $ 15,225
Income from continuing
  operations.......................    $(1,158)  $      952  $   1,670  $  5,365
Net income.........................    $ 2,787   $    4,153  $   4,919  $  5,179
Basic income from
  continuing operations per share..    $ (0.07)  $     0.04  $    0.07  $   0.22
Diluted income from
  continuing operations per share..    $ (0.07)  $     0.04  $    0.07  $   0.20

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.      GUARANTOR FINANCIAL STATEMENT INFORMATION

         In August 2000, RailAmerica Transportation Corp. ("Issuer"), a wholly-owned subsidiary of RailAmerica, Inc. ("Parent"), sold units including 12 7/8% senior subordinated notes, which are registered with the Securities and Exchange Commission. The notes are guaranteed by the Parent, the domestic subsidiaries of the Issuer and Palm Beach Rail Holdings, Inc.

RAILAMERICA, INC.
Consolidating Balance Sheet
At December 31, 2002
(in thousands)

                                                                                          NON
                                                          COMPANY      GUARANTOR       GUARANTOR
                                            ISSUER       (PARENT)    SUBSIDIARIES     SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           ---------     --------    ------------     ------------   ------------   ------------
ASSETS
Current Assets:
  Cash...................................  $      --     $  8,895     $     369        $  19,623      $      --      $   28,887
  Cash held in escrow....................         --          245            --              126             --             371
  Accounts and notes receivable..........         --          654        39,984           22,825             --          63,463
  Current assets of discontinued
    operations...........................         --           --            --            5,834                          5,834
  Other current assets...................         --        3,243        13,660            5,526             --          22,429
                                           ---------     --------     ---------        ---------      ---------      ----------
        Total current assets.............         --       13,037        54,013           53,934             --         120,984
                                           ---------     --------     ---------        ---------      ---------      ----------
Property, plant and equipment, net.......         42        1,374       620,534          282,303             --         904,253
Long-term assets of discontinued
    operations...........................         --           --                         50,355                         50,355
Other assets.............................     16,892        1,163         8,136            4,770             --          30,961
Investment in and advances to affiliates     292,664      272,696       112,671           (4,623)      (673,409)             --
                                           ---------     --------     ---------        ---------      ---------      ----------
        Total assets.....................  $ 309,598     $288,271     $ 795,354        $ 386,739      $(673,409)     $1,106,553
                                           =========     ========     =========        =========      =========      ==========
LIABILITIES AND
   STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt...  $   2,650     $     --     $     450        $   1,100      $      --      $    4,200
  Accounts payable.......................        149          988        30,512           15,073             --          46,722
  Accrued expenses.......................      7,135        3,020        21,558            6,707             --          38,420
  Current liabilities of discontinued
    operations...........................         --           --            --           11,624             --          11,624
                                           ---------     --------     ---------        ---------      ---------      ----------
        Total current liabilities........      9,934        4,008        52,520           34,504             --         100,966
                                           ---------     --------     ---------        ---------      ---------      ----------
Long-term debt, less current maturities..    262,350           --        11,871          108,900             --         383,121
Subordinated debt........................    120,224       21,107            --               --             --         141,331
Deferred income taxes....................    (20,251)     (15,747)      154,331           31,826             --         150,159
Long-term liabilities of discontinued
    operations...........................         --           --           --            27,283             --          27,283
Other liabilities........................      2,504           --         7,803           14,483             --          24,790
Stockholders' equity:
  Common stock...........................         --           32         3,263           63,589        (66,852)             32
  Additional paid-in capital.............        758      261,372       433,564           66,715       (501,037)        261,372
  Retained earnings......................    (64,268)      48,055       131,527           53,003       (120,262)         48,055
  Accumulated other comprehensive
     Income..............................     (1,653)     (30,556)          475          (13,564)        14,742         (30,556)
                                           ---------     --------     ---------        ---------      ---------      ----------
        Total stockholders' equity.......    (65,163)     278,903       568,829          169,743       (673,409)        278,903
                                           ---------     --------     ---------        ---------      ---------      ----------
        Total liabilities and
          stockholders' equity...........  $ 309,598     $288,271     $ 795,354        $ 386,739      $(673,409)     $1,106,553
                                           =========     ========     =========        =========      =========      ==========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.      GUARANTOR FINANCIAL STATEMENT INFORMATION, continued

RAILAMERICA, INC.
Consolidating Statement of Income
For the year ended December 31, 2002
(in thousands)

                                                                                    NON
                                                       COMPANY     GUARANTOR     GUARANTOR
                                             ISSUER   (PARENT)    SUBSIDIARIES  SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                            --------  ---------   ------------  ------------   ------------  ------------
Operating revenue........................   $     --  $      --     $ 274,251    $  59,078      $      --     $ 333,329
                                            --------  ---------     ---------    ---------      ---------     ---------
Operating expenses:
  Transportation.........................         --         --       138,367       33,238             --       171,605
  Selling, general and administrative....        187     25,230        51,100        4,752             --        81,269
  Gain on sale and impairment of
     assets (net)........................         --        101        (9,191)         (65)            --        (9,155)
  Terminated motor carrier
     operations, net.....................         --         --            --        1,396                        1,396
  Depreciation and amortization..........         92        200        18,136        3,875             --        22,303
                                            --------  ---------     ---------    ---------      ---------     ---------
        Total operating expenses.........        279     25,531       198,412       43,196             --       267,418
                                            --------  ---------     ---------    ---------      ---------     ---------
        Operating (loss) income..........       (279)   (25,531)       75,839       15,882             --        65,911
Interest expense.........................     (7,168)    (1,532)      (23,797)      (3,413)            --       (35,910)
Equity in earnings of subsidiaries.......     21,177       (701)           --           --        (20,476)           --
Other income (expense)...................    (25,559)    21,001       (14,158)      (6,840)            --       (25,556)
                                            --------  ---------     ---------    ---------      ---------     ---------
      Income from continuing
        operations before income taxes...    (11,829)    (6,763)       37,884        5,629        (20,476)        4,445
Provision for income taxes...............    (11,128)    (8,916)       18,924        3,083             --         1,963
                                            --------  ---------     ---------    ---------      ---------     ---------
      Income from continuing operations..       (701)     2,153        18,960        2,546        (20,476)        2,482
Gain from sale of discontinued
operations (net of tax)..................         --         --           387           --             --           387
Income from discontinued operations
(net of tax).............................         --         --            --         (716)            --          (716)
                                            --------  ---------     ---------    ---------      ---------     ---------
         Net income......................   $   (701) $   2,153     $  19,347    $   1,830      $ (20,476)    $   2,153
                                            ========  =========     =========    =========      =========     =========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.      GUARANTOR FINANCIAL STATEMENT INFORMATION, continued

RAILAMERICA, INC.
Consolidating Statement of Cash Flows
For the year ended December 31, 2002
(in thousands)

                                                                                                Non
                                                                  Company     Guarantor      Guarantor
                                                       Issuer     (Parent)   Subsidiaries   Subsidiaries  Eliminations  Consolidated
                                                     --------     --------   ------------   ------------  ------------  ------------
Cash flows from operating activities:
  Net income.....................................    $    (701)   $  2,153     $ 19,347      $   1,830      $(20,476)     $  2,153
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization..............        3,795         955       18,162         18,339            --        41,251
      Financing costs............................       25,433          --           --             --            --        25,433
      Equity in earnings of subsidiaries.........      (21,177)        701           --             --        20,476            --
      Gain on sale or disposal of properties.....           --         101      (10,588)           782            --        (9,705)
      Deferred income taxes......................      (12,306)     (8,962)      20,142          3,344            --         2,218
      Other......................................           --       1,417           10           (685)           --           742
      Changes in operating assets and liabilities,
        net of acquisitions and dispositions:
         Accounts receivable.....................           --      (1,151)       4,780           (863)           --         2,766
         Other current assets....................           22       2,483       (1,555)          (277)           --           673
         Accounts payable........................           --        (727)      (4,776)          (137)           --        (5,640)
         Accrued expenses........................       (1,777)     (1,751)      (2,167)        (4,224)           --        (9,919)
         Other assets and liabilities............      (17,057)      4,210       (1,739)         3,221            --       (11,365)
                                                     ---------    --------     --------      ---------      --------      --------
           Net cash provided by (used in)
            operating activities.................      (23,768)       (571)      41,616         21,330            --        38,607
                                                     ---------    --------     --------      ---------      --------      --------
Cash flows from investing activities:
  Purchase of property, plant and equipment......           --        (646)     (37,334)       (27,702)           --       (65,682)
  Proceeds from sale of properties...............           --         963        7,963            365            --         9,291
  Acquisitions, net of cash acquired.............           --          --      (89,359)            --            --       (89,359)
  Change in restricted cash in escrow............           --          --        1,357             --            --         1,357
  Deferred acquisition costs and other...........           --      (3,008)          --         (2,672)           --        (5,680)
                                                     ---------    --------     --------      ---------      --------      --------
          Net cash used in investing activities..           --      (2,691)    (117,373)       (30,009)           --      (150,073)
                                                     ---------    --------     --------      ---------      --------      --------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.......      343,500          --          556        113,814            --       457,870
  Principal payments on long-term debt...........     (346,254)         --         (883)       (11,502)           --      (358,639)
  Disbursements/receipts  on intercompany debt...       41,905     (21,356)      76,408        (96,957)           --            --
  Proceeds from exercise of stock options and
    warrants.....................................           --         385           --             --            --           385
  Purchase of treasury stock.....................           --      (4,921)          --             --            --        (4,921)
  Deferred financing costs paid..................      (15,383)         --           --             --            --       (15,383)
                                                     ---------    --------     --------      ---------      --------      --------
          Net cash provided by (used in)
            financing activities.................       23,768     (25,892)      76,081          5,355            --        79,312
                                                     ---------    --------     --------      ---------      --------      --------
Effect of exchange rates on cash.................           --          --           --          1,280            --         1,280
                                                     ---------     -------     --------      ---------      --------      --------
Net (decrease) increase in cash..................           --     (29,154)         324         (2,044)           --       (30,874)
Cash, beginning of period........................           --      38,049           45         21,667            --        59,761
                                                     ---------    --------     --------      ---------      --------      --------
Cash, end of period..............................    $      --    $  8,895     $    369      $  19,623      $     --      $ 28,887
                                                     =========    ========     ========      =========      ========      ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. GUARANTOR FINANCIAL STATEMENT INFORMATION, continued

RAILAMERICA, INC.
Consolidating Balance Sheet
At December 31, 2001
(in thousands)

                                                                                             NON
                                                                 COMPANY    GUARANTOR     GUARANTOR
                                                       ISSUER    (PARENT)  SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                                      --------   --------  ------------  ------------  ------------  ------------
ASSETS
Current Assets:
  Cash............................................    $     --   $ 38,049   $    457     $    21,254   $        --   $    59,761
  Cash held in escrow.............................          --        245      2,000             173            --         2,418
  Accounts and notes receivable...................          --        911     29,353          24,014            --        54,278
  Other current assets............................          11      1,344      5,801           7,048            --        14,204
                                                       -------   --------   --------     -----------   -----------   -----------
        Total current assets......................          11     40,550     37,611          52,489            --       130,661
                                                       -------   --------   --------     -----------   -----------   -----------
Property, plant and equipment, net................          48        929    434,137         303,662            --       738,775
Other assets......................................      12,884      3,518     (5,180)         10,510            --        21,732
Investment in and advances to affiliates               344,002    187,223     29,965        (113,810)     (447,380)           --
                                                      --------   --------   --------     -----------   -----------   -----------
        Total assets..............................    $356,945   $232,220   $496,533     $   252,850   $  (447,380)  $   891,168
                                                      ========   ========   ========     ===========   ===========   ===========
LIABILITIES AND
   STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt ...........    $ 16,635   $     --   $  2,695     $     6,853   $    (1,699)  $    24,484
  Accounts payable................................          --      1,831     15,667          18,536            --        36,035
  Accrued expenses................................       7,638      1,356     18,635          12,260            --        39,889
                                                      --------   --------   --------     -----------   -----------   -----------
        Total current liabilities.................      24,273      3,187     36,997          37,649        (1,699)      100,408
                                                      --------   --------   --------     -----------   -----------   -----------
Long-term debt, less current maturities...........     251,117         --      8,842          17,244            --       277,203
Subordinated debt.................................     118,942     20,679         --           5,367            --       144,988
Deferred income taxes.............................     (28,978)   (12,607)   108,991          29,417            --        96,822
Minority interest and other liabilities...........      15,155          2     20,317          20,729        (5,415)       50,788
Stockholders' equity:
  Common stock....................................          --         29      5,565          62,035       (67,600)           29
  Additional paid-in capital......................          --    224,248    278,322          45,623      (323,945)      224,248
  Retained earnings...............................     (14,118)    45,902     37,499          50,826       (74,207)       45,902
  Accumulated other comprehensive
     Income.......................................      (9,446)   (49,220)        --         (16,040)       25,486      (49,220)
                                                      --------   --------   --------     -----------   -----------   ----------
        Total stockholders' equity................     (23,564)   220,959    321,386         142,444      (440,266)      220,959
                                                      --------   --------   --------     -----------   -----------   -----------
        Total liabilities and
          stockholders' equity....................    $356,945   $232,220   $496,533     $   252,850   $  (447,380)  $   891,168
                                                      ========   ========   ========     ===========   ===========   ===========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.      GUARANTOR FINANCIAL STATEMENT INFORMATION, continued

RAILAMERICA, INC
Consolidating Statement of Income
For the Year Ended December 31, 2001
(in thousands)

                                                                                           NON
                                                               COMPANY    GUARANTOR     GUARANTOR
                                                     ISSUER    (PARENT)  SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                                    --------  ---------  ------------  ------------  ------------  ------------
Operating revenue................................   $    --   $  1,776   $   182,047   $    62,293   $        --   $   246,116
                                                    -------   --------   -----------   -----------   -----------   -----------
Operating expenses:
  Transportation.................................        --         --        94,379        35,151            --       129,530
  Selling, general and administrative............       185     15,077        32,184         6,846            --        54,292
  Gain on sale and impairment of
     assets (net)................................        26         --        (6,440)           (8)           --        (6,422)
  Terminated motor carrier operations, net.......        --         --            --           263            --           263
  Depreciation and amortization..................     1,031        130        12,777         3,523            --        17,461
                                                    -------   --------   -----------   -----------   -----------   -----------
        Total operating expenses.................     1,242     15,207       132,900        45,775            --       195,124
                                                    -------   --------   -----------   -----------   -----------   -----------
        Operating (loss) income..................    (1,242)   (13,431)       49,147        16,518            --        50,992
Interest expense.................................    (9,606)    (1,581)      (23,854)       (6,993)           --       (42,034)
Equity in earnings of subsidiaries...............    22,419     12,615            --            --       (35,034)           --
Minority interest and other income
     (expense)...................................      (378)    15,064        (7,490)       (7,554)           --          (358)
                                                    -------   --------   -----------   -----------   -----------   -----------
      Income from continuing
          operations before income taxes.........    11,193     12,667        17,803         1,971       (35,034)        8,600
Provision for income taxes.......................    (1,422)    (4,371)        5,114         2,450            --         1,771
                                                    -------   --------   -----------   -----------   -----------   -----------
      Income from continuing operations..........    12,615     17,038        12,689          (479)      (35,034)        6,829
Income from discontinued operations (net
   of tax).......................................        --         --            --        10,209            --        10,209
        Net income...............................   $12,615   $ 17,038   $    12,689   $     9,730   $   (35,034)  $    17,038
                                                    =======   ========   ===========   ===========   ===========   ===========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.      GUARANTOR FINANCIAL STATEMENT INFORMATION, continued

RAILAMERICA, INC.
Consolidating Statement of Cash Flows
For the Year Ended December 31, 2001
(in thousands)

                                                                                              Non
                                                                 Company     Guarantor      Guarantor
                                                      Issuer     (Parent)   Subsidiaries   Subsidiaries  Eliminations  Consolidated
                                                     ---------   --------   ------------   ------------  ------------  ------------
Cash flows from operating activities:
  Net income.......................................  $  12,615   $ 17,038   $    12,689    $     9,730   $   (35,034)  $    17,038
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization................      4,584        891        13,853         12,682            --        32,011
      Write-off of deferred loan costs.............        378         --            --             --            --           378
      Equity in earnings of subsidiaries...........    (22,419)   (12,615)           --             --        35,034            --
      Gain on sale or disposal of properties.......         --         --        (6,428)            (6)           --        (6,434)
      Deferred income taxes........................     (3,244)    (4,371)        3,904          6,637            --         2,926
      Other........................................         --         --            --          1,350            --         1,350
      Changes in operating assets and liabilities,
        net of acquisitions and dispositions:
        Accounts receivable........................         11      1,038         3,450            799            --         5,298
        Other current assets.......................         12       (515)        5,049          4,041            --         8,587
        Accounts payable...........................        (74)     1,294         4,356         (4,404)           --         1,172
        Accrued expenses...........................     (2,249)       218       (11,397)           942            --       (12,485)
        Other assets and liabilities...............         92        340         3,819            878            --         5,129
                                                     ---------   --------   -----------    -----------   -----------   -----------
          Net cash provided by (used in) operating
            activities.............................    (10,294)     3,318        29,297         32,649            --        54,970
                                                     ---------   --------   -----------    -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of property, plant and equipment........         (7)      (421)      (30,674)       (30,573)           --       (61,675)
  Proceeds from sale of properties.................         --         --        13,592          4,910            --        18,502
  Change in restricted cash in escrow..............         --       (245)        1,291             --            --         1,046
  Deferred acquisition costs and other.............         --     (2,319)           42         (2,300)           --        (4,577)
                                                     ---------   --------   -----------    -----------   -----------   -----------
          Net cash used in investing activities....         (7)    (2,985)      (15,749)       (27,962)           --       (46,703)
                                                     ---------   --------   -----------    -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.........     84,800         --           649            141            --        85,590
  Principal payments on long-term debt.............   (136,762)        --        (5,326)            --            --      (142,088)
  Disbursements/receipts on intercompany debt......     62,263    (58,142)      (11,357)         7,236            --            --
  Sale of Common Stock.............................         --     89,736            --             --            --        89,736
  Proceeds from exercise of stock options
    and warrants...................................         --      8,343            --             --            --         8,343
  Preferred stock dividends paid...................         --       (241)           --             --            --          (241)
  Purchase of treasury stock.......................         --     (1,987)           --             --            --        (1,987)
  Deferred financing costs paid....................         --         --            --             --            --            --
                                                     ---------   --------   -----------    -----------   -----------   -----------
          Net cash provided by (used in)
            financing activities...................     10,301     37,709       (16,034)         7,377            --        39,353
                                                     ---------   --------   -----------    -----------   -----------   -----------
Effect of exchange rates on cash...................         --         --            --           (948)           --          (948)
                                                     ---------   --------   -----------    ------------  -----------   -----------
Net (decrease) increase in cash....................         --     38,042        (2,487)        11,115            --        47,671
Cash, beginning of period..........................         --          7         2,944         10,139            --        13,090
                                                     ---------   --------   -----------    -----------   -----------   -----------
Cash, end of period................................  $      --   $ 38,049   $       457    $    21,254   $        --   $    59,761
                                                     =========   ========   ===========    ===========   ===========   ===========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.      GUARANTOR FINANCIAL STATEMENT INFORMATION, continued

RAILAMERICA, INC.
Consolidating Statement of Income
For the Year Ended December 31, 2000
(in thousands)

                                                                                              Non
                                                                 Company      Guarantor    Guarantor
                                                       Issuer    (Parent)   Subsidiaries  Subsidiaries  Eliminations  Consolidated
                                                     ---------  ----------  ------------  ------------  ------------  ------------
Operating revenue..................................  $     --   $       1   $   169,353   $    63,057   $       ---   $   232,411
                                                     --------   ---------   -----------   -----------   -----------   -----------
Operating expenses:
  Transportation...................................        --          --        87,897        37,452            --       125,349
  Selling, general and administrative..............       530      11,730        34,090         6,881            --        53,231
  Gain on sale and impairment of assets (net) .....      (762)         --       (10,753)          331            --       (11,184)
  Terminated motor carrier operations, net.........        --          --            --            88            --            88
  Depreciation and amortization....................       944         121        12,987         3,832            --        17,884
                                                     --------   ---------   -----------   -----------   -----------   -----------
        Total operating expenses...................       712      11,851       124,221        48,584            --       185,368
                                                     --------   ---------   -----------   -----------   -----------   -----------
        Operating income...........................      (712)    (11,850)       45,132        14,473            --        47,043
Interest expense...................................   (45,066)     (1,910)       (2,247)         (777)           --       (50,000)
Interest in equity of subsidiaries.................    62,667      25,894            --            --       (88,561)           --
Minority interest and other income (expense) ......    (2,067)     (2,080)         (575)          303            --        (4,419)
                                                     --------   ---------   -----------   -----------   -----------   -----------
      Income from continuing
          operations before income taxes...........    14,822      10,054        42,310        13,999       (88,561)       (7,376)
Provision for income taxes.........................   (11,072)     (3,859)        9,837         3,079            --        (2,015)
                                                     --------   ---------   -----------   -----------   -----------   -----------
     Income from continuing operations.............    25,894      13,913        32,473        10,920       (88,561)       (5,361)
Discontinued operations:
  Gain on disposal of discontinued segment (net
    of tax)........................................        --          --        13,527        (2,000)           --        11,527
  Income (loss) from operations of discontinued
     segment (net of tax) .........................        --          --        (5,077)       12,824            --         7,747
  Cumulative effect of accounting change...........        --      (2,252)           --            --            --        (2,252)
                                                     --------   ---------   -----------   -----------   -----------   -----------
        Net income.................................  $ 25,894   $  11,661   $    40,923   $    21,744   $   (88,561)  $    11,661
                                                     ========   =========   ===========   ===========   ===========   ===========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.      GUARANTOR FINANCIAL STATEMENT INFORMATION, continued

RAILAMERICA, INC.
Consolidating Statement of Cash Flows
For the Year Ended December 31, 2000
(In thousands)

                                                                                              Non
                                                                  Company     Guarantor    Guarantor
                                                       Issuer    (Parent)   Subsidiaries  Subsidiaries  Eliminations  Consolidated
                                                     ---------   ---------  ------------  ------------  ------------  ------------
Cash flows from operating activities:
  Net income (loss) ...............................  $  25,894     11,661   $    40,923   $    21,744   $   (88,561)  $    11,661
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization................      4,594      1,236        15,751        12,985            --        34,566
      Financing costs..............................      1,615      1,353           735         1,154            --         4,857
      Interest paid in kind........................         --         --         5,806            --            --         5,806
      Equity interest in earnings of affiliate         (62,667)   (25,894)           --          (554)       88,561          (554)
      (Gain) loss on sale or disposal of
        properties.................................       (762)        --       (31,857)        3,065            --       (29,554)
      Cumulative effect of accounting change.......         --      2,252            --            --            --         2,252
      Deferred income taxes........................    (13,984)    (4,431)       20,549        (4,931)           --        (2,797)
      Other........................................         --         --            --           995            --           995
      Changes in operating assets and liabilities
        net of acquisitions and dispositions:
        Accounts receivable........................       (356)       745        (2,676)        5,941            --         3,654
        Other current assets.......................        (23)      (388)       (1,802)        4,668            --         2,455
        Accounts payable...........................         74       (240)       (2,977)        5,382            --         2,239
        Accrued expenses...........................      9,889        295        (2,562)       (1,863)           --         5,759
        Other assets and liabilities...............        263     (1,552)        4,279           104            --         3,094
                                                     ---------   --------   -----------   -----------   -----------   -----------
          Net cash provided by operating
            activities.............................    (35,463)   (14,963)       46,169        48,690            --        44,433
                                                     ---------   --------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of property, plant and equipment........        (52)       (26)      (24,034)      (38,387)           --       (62,499)
  Proceeds from sale of properties.................         --         --        80,976        15,678            --        96,654
  Acquisitions, net of cash acquired...............         --         --      (148,922)           --            --      (148,922)
  Change in cash in escrow.........................         --         --        (2,507)       (2,032)           --        (4,539)
  Deferred acquisition costs and other.............         --     (2,711)           --            --            --        (2,711)
                                                     ---------   --------   -----------   -----------   -----------   -----------
          Net cash used in investing activities....        (52)    (2,737)      (94,486)      (24,742)           --      (122,017)
                                                     ---------   --------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.........    539,150        986         6,040         3,059            --       549,235
  Principal payments on long-term debt.............    (97,186)   (11,699)     (156,010)     (183,212)           --      (448,107)
  Disbursements/receipts on intercompany debt......   (388,109)    30,398       200,384       157,327            --            --
  Proceeds from exercise of stock options..........         --        234            --            --            --           234
  Preferred stock dividends paid...................         --       (289)           --            --            --          (289)
  Purchase of treasury stock.......................         --     (1,992)           --            --            --        (1,992)
  Deferred financing costs paid....................    (18,340)       (23)         (617)           --            --       (18,980)
                                                     ---------   --------   -----------   -----------   -----------   -----------
          Net cash provided by financing
            activities.............................     35,515     17,615        49,797       (22,826)           --        80,101
                                                     ---------   --------   -----------   -----------   -----------   -----------
Effect of exchange rates on cash...................         --         --            --        (1,025)           --        (1,025)
                                                     ---------   --------   -----------   -----------   -----------   -----------
Net (decrease) increase in cash....................         --        (85)        1,480            97            --         1,492
Cash, beginning of period..........................         --         92         1,463        10,043            --        11,598
                                                     ---------   --------   -----------   -----------   -----------   -----------
Cash, end of period................................  $      --   $      7   $     2,943   $    10,140   $        --   $    13,090
                                                     =========   ========   ===========   ===========   ===========   ===========

20.      SUBSEQUENT EVENTS

         Adoption of new accounting pronouncement

         Effective January 1, 2003, the Company adopted SFAS 145. Amounts that were previously properly reported as extraordinary loss are now classified in other expense in accordance with SFAS 145. The pre-tax amounts reclassified for December 31, 2002, 2001 and 2000 were $6.6 million, $0.4 million and $6.2 million, respectively. The adoption of this pronouncement did not have a material impact on the Company's first, second or third quarter 2003 financials.

         Discontinued Operations

         AUSTRALIA

         During the third quarter of 2003, the Company reclassified its Australian railroad, Freight Australia, to discontinued operations as it is in various stages of discussions with several parties to sell it. The Company has engaged investment advisors and expects a sale within the next year. As a result, Freight Australia's results of operations for the periods presented have been reclassified to discontinued operations on the consolidated statements of income. Gains realized on the sale of this business will be reported in the period in which the divestiture is complete.

         Interest expense was allocated to the Australian discontinued operations as permitted under the Emerging Issues Task Force Issue No. 87-24, "Allocation of Interest to Discontinued Operations," for all periods presented. For the twelve months ended December 31, 2002, 2001 and 2000, interest expense of $4.6 million, $4.9 million and $3.4 million, respectively, was allocated. The interest allocations were calculated based upon the ratio of net assets to be discontinued less debt that is required to be paid as a result of the disposal transaction to the sum of total net assets of the Company plus consolidated debt, less debt required to be paid as a result of the disposal transaction and debt that can be directly attributed to other operations of the Company.

         The results of operations for Freight Australia were as follows (in thousands):

                                                                         For the twelve months
                                                                           ended December 31,
                                                                     2002       2001          2000
                                                                     ----       ----          ----
Operating revenue.............................................     $ 94,914   $ 101,430   $    102,204

Operating income .............................................     $  4,594   $  20,233   $     20,395

Pretax income (loss)..........................................     $ (2,937)  $  11,711   $     12,439

Income tax provision (benefit)................................       (1,237)      2,984          2,715
                                                                   --------   ---------   ------------

Income (loss) from discontinued operations, net of tax........     $ (1,700)  $   8,727   $      9,724
                                                                   ========   =========   ============

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.      SUBSEQUENT EVENTS, continued

         The major classes of assets and liabilities of Freight Australia were as follows (in thousands):

                                                              As of
                                                        December 31, 2002
                                                        -----------------
Accounts receivable, net.........................           $  17,258
Other current assets.............................               3,763
                                                            ---------
   Total current assets..........................              21,021
Property, plant and equipment, net...............             158,007
Other assets.....................................               2,815
                                                            ---------
     Total assets................................           $ 181,843
                                                            =========

Current maturities of long- term debt............           $     600
Accounts payable.................................              13,668
Accrued expenses.................................               2,999
                                                            ---------
    Total current liabilities....................              17,267
Long-term debt, less current maturities..........              59,400
Deferred income taxes............................              14,091
Other liabilities................................              14,483
                                                            ---------
     Total liabilities...........................           $ 105,241
                                                            =========

21.      SALE OF FERRONOR (UNAUDITED)

         On January 16, 2004, the Company entered into an agreement to sell its equity interest in Ferronor for $18.1 million, consisting of $10.8 million of cash, a secured instrument for $5.7 million due June 2010 and a secured instrument from Ferronor for $1.7 million due February 2007, both bearing interest at LIBOR plus 3%. The sale is expected to close on or before February 5, 2004. Ferronor's results of operations have been presented in discontinued operations on our consolidated financial statements.

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